UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 /A
Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Secure Luggage Solutions Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

4731
(Primary Standard Industrial Classification Code Number)

68-0677444
(I.R.S. Employer Identification Number)

2375 East Camelback Road, 5th Floor, Phoenix, AZ, 85016
Telephone: (602) 387-4035
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Donald G. Bauer
2375 East Camelback Road, 5th Floor
Phoenix, Arizona 85016
602.387.4035
(Name, address and telephone number of agent for service)

Please send copies of all correspondence to:

William L. MacDonald
Macdonald Tuskey Corporate & Securities Lawyers
4th Floor, 570 Granville Street, Vancouver, B.C., V6C 3P1, Canada
Telephone: (604) 648-1670, Facsimile: (604) 681-4760

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer  ☐             Accelerated filer ☐             Non-accelerated filer             Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered		Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock, $0.001 par value	3,170,000	(3)	$0.30	$951,000	$110,41
Common Stock, $0.001 par value	7,000,000	(4)	$0.30	$2,100,000	$243.81
Total Registration Fee					$354.22	(5)

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

 (2) Estimated in accordance with Rule 457 (a) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

(3) Represents shares of our common stock were previously acquired by and issued to the Selling Shareholders in private transactions directly with us or with one of our affiliates. All of these shares are offered by the Selling Shareholders.

(4) Represents shares of our common stock, par value $0.001 per share, which we are offering directly through our officers and directors, with a minimum investment of 5,000 shares.

(5) Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

SECURE LUGGAGE SOLUTIONS INC.

10,170,000 SHARES OF COMMON STOCK

The information in this Prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until this registration statement is declared effective by the United States Securities and Exchange Commission. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion _________________________, 2011

Direct Public Offering Price:  $0.30 per share

Secondary Selling Shareholder Offering Price: $0.30 per share

Secure Luggage Solutions Inc. (the “Company”, “us”, “we”, “our” is registering a total of 10,170,000 shares of our common stock. Of the shares being registered, 3,170,000 are being registered for sale by current holders of our common shares as listed in ‘Selling Shareholders” further in this Registration Statement (the “Selling Shareholders”), and 7,000,000 are being registered for sale by us.

The offering of the 7,000,000 shares is a "best efforts" offering, which means that our directors and officers will use their best efforts to sell the common stock and there is no commitment by any person to purchase any shares.  There is no minimum number of shares required to be sold to close the offering. However, each individual subscriber must purchase a minimum of 5,000 shares. Subscription funds received will not be held in escrow and will be made immediately available to us for our use.   The offering period will be open for 90 days and our management at their sole discretion may terminate the offering at any time prior to the expiration of the initial 90 days of the offering. Our management at their sole discretion may extend the period for an additional 90 days of the offering if not all 7,000,000 shares are sold at the end of the initial 90 day offering period. Proceeds from the sale of the shares will be used to fund our business operations. The offering date is the date by which this registration statement becomes effective. This is a direct participation offering since we, and not an underwriter, are offering the stock. Donald G. Bauer, our President and CEO will be the sole individual responsible for selling our direct primary offering to the public.

We are also registering 3,170,000 previously issued shares of our common stock, which may be resold from time to time by certain Selling Shareholders, including 120,000 shares held by Chenergy Services Inc., a company controlled by our Chief Financial Officer, Cherry Cai.  These shares were acquired by the Selling Shareholders directly from us in private offerings that were exempt from registration requirements of the Securities Act of 1933. Our Selling Shareholders may not offer or sell their shares of our common stock until this registration statement is declared effective. The selling security holders will sell at an initial price of $0.30 per share until a market for our common stock develops on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. However, there can be no assurance that a market for our common stock will develop on the OTC Bulletin Board.   Our common stock is quoted on the OTC Bulletin Board, under the trading symbol “SCLG”.  To date there has been only one trade of our common stock on the OTC Bulletin Board since our common stock was approved for quotation.   We cannot assure you that there will be a market in the future for our common stock We will not receive any of the proceeds from the sale of shares by the Selling Shareholders.   If we sell all of the 7,000,000 shares we are offering directly, we will receive proceeds of $2,100,000 less an estimated $40,000 in offering expenses.  The purchasers in this offering may be receiving an illiquid security.

Neither the Securities and Exchange Commission nor any state regulatory authority has approved or disapproved of these securities, endorsed the merits of this offering, or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

An investment in our securities is speculative. Investors should be able to afford the loss of their entire investment.  See the section entitled "Risk Factors" beginning on Page 10 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus.  Any representation to the contrary is a criminal offense.  This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this Prospectus.  The selling shareholders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

The date of this prospectus is ______________________, 2011

PROSPECTUS SUMMARY

This Prospectus, and any supplement to this Prospectus include “forward-looking statements”. To the extent that the information presented in this Prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”.  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These include, among others, the cautionary statements in the “Risk Factors” section beginning on Page 10 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section elsewhere in this Prospectus.

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire Prospectus, including "Risk Factors" beginning on Page 10, and the consolidated financial statements, before making an investment decision

All dollar amounts refer to US dollars unless otherwise indicated.

Our Business

We were incorporated in the State of Delaware on December 4, 2008. We are a development stage company in the business of luggage wrap. Luggage wrap is a product that is applied to checked luggage in a retail kiosk with the passenger present. Our product is a plastic covering applied by a machine. We intend to offer our luggage wrap product to passengers at pre check-in areas of airports. As of the date of this filing, we have not entered into a license agreement with any airport that would allow us to offer our luggage wrap product on airport premises. We continue to actively promote our luggage wrap services to carriers, airport management and other parties operating within the Vancouver International Airport, which we have identified as a target location to begin our operations.

To that end, on July 18, 2011 we entered into a Share Purchase and Exchange Agreement with CDS Contact Delivery Services Ltd. d.b.a. Priority Baggage (“Priority Baggage”), a British Columbia corporation, and Neil Saunders Holdings Inc. (the “Selling Shareholder”), the sole shareholder of Priority Baggage. Priority Baggage is a private company that operates a comprehensive storefront baggage service in Vancouver, British Columbia, Canada, including baggage handling, pick-up and drop-off services, shipping, storage, and wrapping.  The company’s operations are based in the Vancouver International Airport and it is currently the sole operator licensed to wrap baggage there.  If we are successful in completing the transaction, Priority Baggage will become our wholly owned subsidiary and we will have acquired a licensed operation from which to offer our services in the Vancouver International Airport.

Pursuant to the agreement, we have agreed to pay $675,000 and to issue 1,250,000 common shares in our capital stock to the Selling Shareholder in exchange for all the issued and outstanding shares of Priority Baggage. The 1,250,000 common shares will have a deemed value of $0.30 per share, bringing the aggregate value of the consideration payable to $1,050,000. Closing of the transaction is scheduled to take place by September 16, 2011 and is subject to a number of conditions, including the production of satisfactory financial information by Priority Baggage and the satisfactory completion of due diligence by the parties. However, we do not currently have sufficient capital to close the transaction, and must raise approximately $675,000 by September 16, 2011 in order to do so. There is no guarantee that we will be successful in this regard.

If we are unsuccessful in our acquisition of Priority Baggage, we will continue to seek the right from the Vancouver Airport Authority to establish a new baggage wrap concession at the Vancouver International Airport; however, there is no guarantee that we will obtain the right to do business there.  To date, we have engaged an independent contractor, James Westmacott, to negotiate with the Vancouver Airport Authority on our behalf, however we have not been successful.

We also intend to investigate the possibility of offering our services at the Seattle-Tacoma International Airport, Toronto International Airport, Los Angeles International Airport, O’Hare (Chicago) International Airport, Hartsfield (Atlanta) International Airport, and San Francisco International Airport.  We believe that any of these facilities would provide a suitable alternative or complimentary location to the Vancouver International Airport as a base from which to provide our services.

With respect to the supply of our product, we have established relationship with Satel-95 Ltd., a bag wrap equipment manufacturer located in Sofia, Bulgaria. We have a non-binding understanding with Satel-95 whereby Satel-95 will provide us with the machines and related equipment to apply our luggage wrap material in consideration of 50% of the net operating profit from our luggage wrap business. In the event that we are unable to enter into a binding agreement with Satel-95 that reflects our current non-binding understanding, we intend to purchase similar machinery and equipment from other manufacturers to operate our luggage wrap business, or to manufacture our own equipment under our license agreement with Secure Luggage Systems described below.

On November 7, 2010, we entered into an exclusive five year license agreement with Secure Luggage Systems Inc., a corporation based in Alberta, Canada, which was then controlled by our President, Chief Executive Officer and Director Donald G. Bauer. Mr. Bauer surrendered his securities of Secure Luggage Systems on April 28, 2011.   The agreement gives us the exclusive right for a term of five years to sell, market and manufacture Secure Luggage Systems’ patented baggage wrapping system which conveys checked luggage from entrance to exit while applying a single layer of shrink plastic around the luggage.  Our earnings from these activities will be subject to a royalty fee of ten percent (10%) of gross revenue and 10% of manufacturing costs incurred by us.  We purchased the license for an aggregate fee of $500,000 consisting of $30,000 cash and 1,175,000 common shares of our company valued at $470,000 or $.40 per share. The agreement will renew automatically for an additional five years provided we are not in default on completion of the initial term.  To date we have not taken any initiatives to manufacture any products under our license from Secure Luggage Systems.

Our challenge for the twelve months beginning January1, 2011 is to obtain sufficient financing to close our proposed transaction with Priority Baggage, and to otherwise finance the marketing and sales of our luggage wrap products and services, whether under our arrangement with Satel-95 or under our license agreement with Secure Luggage Systems.

We are a development stage company with no established source of revenue.  As of June, 2011 we had a working capital deficit of $125,287 and had incurred a net loss of $606,734 since our inception on December 4, 2008, including $217,859 incurred during the fiscal year ended December 31, 2010 and $237,119 incurred during the six months ended June 30, 2011. We may incur significant additional losses and are entirely dependent on our ability to raise capital from shareholders, or to obtain advances or loans from related parties in order to sustain our operations. As a result, there is a substantial doubt that we will be able to continue as a going concern.

We estimate that we will require approximately $2.1 million in order to execute our business plan during the 12 month period beginning January 1, 2010.  Based on our net loss of $237,119 incurred during the six month period ended June 30, 2011, our monthly burn rate is approximately $39,500 per month.   As at June 30, 2011 we had cash on hand of $1,468, which would not allow us to sustain our operations through July 31, 2011 based on our current monthly burn rate and current rate of activity.   Accordingly, we anticipate that we will be required to significantly reduce our business activities until we are able to secure additional financing.  In this regard, we estimate that we will require approximately $10,000 per month to sustain nominal operations going forward.

To date, we have depended entirely on the sale of our securities and on advances or loans from related parties in order to sustain our operations. However, we do not currently have any arrangements in place to obtain additional financing of this kind and there is no guarantee that we will succeed in obtaining additional financing of any kind.

The Offering

The 3,170,000 shares of our common stock being registered by this Prospectus for the Selling Shareholders represent approximately 15% of our issued and outstanding common stock as of August 18 , 2011.  We are also offering 7,000,000 shares of our common stock in a direct offering.  If we sell all 7,000,000 shares, they will account for approximately 28% of our issued and outstanding common shares after the close of the offering.

Securities Offered:
10,170,000 shares of our common stock of which 3,170,000 are being offered by the Selling Shareholders, including 120,000 shares held by Chenergy Services Inc., a company controlled by our Chief Financial Officer, Cherry Cai and 7,000,000 are being offered by us in a direct offering.

Price Per Share:
We are offering the 7,000,000 shares of our common stock at a price of $0.30 per share.

The Selling Shareholders may sell all or a portion of their shares through public or private transactions at an initial price of $0.30 per share and then at prevailing market prices or at privately negotiated prices

Maximum and Minimum Number of Securities to be Sold in this Offering:	No minimum. The Selling Shareholders may sell up to 3,170,000 shares of our common stock and we are offering a maximum of 7,000,000 shares of our common stock.

Securities Issued and to be Issued:
As of August 18 , 2011 we had 20,647,000 issued and outstanding shares of our common stock, and no issued and outstanding convertible securities.

Our stock is currently quoted on the OTC Bulletin Board under the symbol “SCLG”; however, as of August 18, 2011, there has been only one trade of our stock and we cannot provide any assurance that a market for our stock will ever develop.

Proceeds:
We will not receive any proceeds from the sale of our common stock by the Selling Shareholders.  If we sell all of the 7,000,000 shares we are offering, we will receive proceeds of $2,100,000 minus $40,000 in offering expenses.

Terms of the Offering
This is a BEST EFFORTS OFFERING. This is a no minimum offering. Accordingly, as shares are sold we will use the money raised for our business. Each individual subscriber must purchase a minimum of 5,000 shares. We cannot be certain that we will be able to sell enough shares to sufficiently fund our operations.

Plan of Distribution	This is a direct public offering, with no commitment by anyone to purchase any shares. Our shares in this offering will be offered and sold through Mr. Donald Bauer, our director and officer.

SUMMARY OF FINANCIAL DATA

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section and the accompanying financial statements and related notes included elsewhere in this Prospectus.

	Six months ended June 30, 2011 ($) (unaudited)	Year ended December 31, 2010 ($)	Period from beginning of development stage on December 4, 2008 to June 30, 2011 ($) (unaudited)
Revenues	-	-	-
Expenses	237,119	217,130	605,589
Net Profit (Loss)	(237,119)	(217,859)	(606,734)
Net Profit (Loss) per share	(0.01)	(0.01)

	As at June 30, 2011 ($) (unaudited)	As at December 31, 2010 ($)	As at December 31, 2009 ($)
Working Capital (Deficiency)	(125,287)	(20,001)	(12,871)
Total Assets	288,346	72,979	19,470
Total Liabilities	157,466	62,798	32,341

RISK FACTORS

The purchase of the shares of common stock being offered pursuant to this prospectus is speculative and involves a high degree of risk. An investment in our common stock may result in a complete loss of the invested amount.

In addition to other information in this report, the following risk factors should be carefully considered in evaluating our business because such factors may have a significant impact on our business, operating results, liquidity and financial condition. As a result of the risk factors set forth below, actual results could differ materially from those projected in any forward-looking statements. Additional risks and uncertainties not presently known to us, or that we currently consider to be immaterial, may also impact our business, operating results, liquidity and financial condition. Under such circumstances, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to this Offering

The offering of shares by the Selling Shareholder in this Offering may reduce the number of shares sold in the primary offering, which in turn would reduce the net proceeds available to implement our business plan.

We are registering 10,170,000 shares of our common stock of which 3,170,000 shares are previously issued shares being offered by the Selling Shareholders and 7,000,000 are being offered by us in a direct offering. Because the selling shareholders may sell at prevailing market prices or at privately negotiated prices which may be lower than the $0.30 per share offering price at which the primary offering is being offered, the Selling Shareholder may compete with us to attract prospective purchasers of our common shares.  Accordingly, the offering of shares by the Selling Shareholders may reduce the number of shares that we are able to sell in the primary offering, which would in turn reduce the amount of net proceeds available to implement our business plan.

Risks Associated with our Business

Because our President and CEO will control more than 50% of voting securities, both before and after this offering, he will retain control of our company and will determine the composition of our board of directors, which could prevent us from becoming profitable.

Donald G. Bauer, our President, Chief Executive Officer, and director, has voting and dispositive control over 15,685,000 shares of our common stock, which is approximately 76% of our issued and outstanding voting securities. Even if all 7,000,000 previously unissued common shares being offered in this Prospectus are sold, Mr. Bauer will control approximately 64% of our issued and outstanding common shares after dilution.  Because Mr. Bauer will continue to control more than 50% of our voting securities after the offering, he will be able to elect all of our directors, appoint our management, and control the direction of our business. He may have an interest in pursuing acquisitions, divestitures and other transactions that involve a high degree of risk or from which he may derive personal benefit.  For example, he may cause us to make acquisitions that increase our indebtedness, or cause us to enter into employment agreements which would entitle him to significant personal income for his services as our executive officer.. He may also from time to time acquire and hold interests in businesses that compete directly or indirectly with us. If Mr. Bauer fails to act in our best interests or fail to adequately manage our business, you may have difficulty in removing him as an officer or director, which could prevent us from becoming profitable.

We have a limited operating history, making it difficult to accurately forecast our revenues and appropriately plan our expenses.

We incurred a net loss of $217,859 and $149,674 for the fiscal year ended December 31, 2010 and 2009.  As of June 30, 2011, we incurred an accumulated net loss of $606,734 since inception.

Because we have a limited operating history, it is difficult to accurately forecast our revenues and expenses.  Additionally, our operations will be subject to risks inherent in the establishment of a developing new business, including, among other things, efficiently deploying our capital, developing our products and services, developing and implementing our marketing campaigns and strategies and developing awareness and acceptance of our products and services.  Our ability to generate future revenues will be dependent on a number of factors, many of which are beyond our control, including the pricing of other products and services, overall demand for our products and services, market competition and government regulation.  As with any investment in a company with no operating history, ownership of our securities may involve significant risks and is not recommended if an investor cannot reasonably accommodate the risk of a total loss of his or her investment.

If we do not receive additional funding to expand operations, the value of our common stock could be adversely affected.

As of June 30, 2011, we had cash reserves of $1,468 .  These cash reserves are not sufficient to fund our daily operations for the next 12 months.  To fund our daily operations we must raise additional capital.  No assurance can be given that we will receive additional funds required to fund our daily operations.  In addition, in the absence of the receipt of additional funding, we may be required to scale back our operations.  We will require approximately $2,100,000 to execute our business plan during the next 12 months and a minimum of $10,000 per month to sustain nominal operations.

If our relationship with Satel terminates, it may be difficult or impossible to continue to operate our luggage wrap business.

We have a non-binding understanding with Satel-95 whereby Satel-95 will provide us with the machines and related equipment required to provide our planned luggage wrap services in consideration of 50% of the net operating profit from our luggage wrap business. In the event that we are unable to enter into a binding agreement with Satel-95 that reflects our current non-binding understanding, we intend to purchase similar machinery and equipment from other manufacturers to operate our luggage wrap business, or to manufacture our own equipment under our license agreement with Secure Luggage Systems Inc.  However, if we are unable to acquire equipment from Satel-95 on the terms of our current understanding, we may have insufficient resources to acquire luggage wrap equipment and machinery from either Satel or competing manufacturers, or to manufacture our own equipment pursuant to our license agreement with Secure Luggage Systems Inc.  Accordingly, in that event, our operations may cease until such time as we can acquire or manufacture additional luggage wrap machinery and equipment to continue our business, which could have a material adverse effect on our revenues and financial condition.

As our relationship with Satel- 95 is verbal, it may be difficult or impossible for us to prove any alleged breach or violation by Satel- 95 regarding that relationship.

We have no written agreement with Satel-95 regarding our planned acquisition of luggage wrapping equipment from Satel-95. Therefore, if we conclude that it is necessary to litigate or otherwise enforce the terms of that understanding, it will be difficult for us to prevail in such an action for lack of a written agreement.   In the event we would not prevail in such a situation, our revenues and financial condition may be materially adversely affected.

Our luggage wrap product may not be sufficient to ensure our success in our intended market.

Our survival is, currently, dependent upon the success of our efforts to gain market acceptance of our luggage wrap product.  Should our luggage wrap product be too narrowly focused or should the target market not be as responsive as we anticipate, we may not have alternate products or services that we can offer to ensure our continued operations.

Competition from providers of similar products and services could adversely affect our revenues and financial condition.

There can be no assurance that we will be able to compete effectively.  We believe that the main competitive factors in our industry include effective marketing and sales, brand recognition, the quality of our products and services, and ease of use of our products and services.  We may have competitors that may be able to offer alternative products or services on more attractive terms or with better customer support.  Other companies may also enter our market with better products or services, greater financial and human resources and/or greater brand recognition.  Competitors may continue to improve or expand current products and services and introduce new products and services.  We may be perceived as relatively too small or untested in comparison to our competitors.  To be competitive, we will have to invest significant resources in business development, advertising and marketing.  We cannot provide any assurance that we will have sufficient resources to make these investments or we will be able to make the advances necessary to be competitive.  Increased competition may result in revenue reduction, reduced gross margin and loss of market share.  Failure to compete successfully will result in less revenue and have a material adverse effect on our business, operating results and financial condition.

We do not own any intellectual property.

We do not own any intellectual property and, although we hold an exclusive five year license to manufacture luggage wrap machines under US Patent #5,890,345 and Canadian Patent # CA 2,162,637, there are at least several alternative luggage wrap technologies, including those offered by Satel-95, which are generally available to our competitors.  Because we do not own the exclusive right to manufacture or to use luggage wrap technology, our competitors, and particularly those competitors with greater resources than we have, may at any time enter into the luggage wrap business or expand their existing luggage wrap business in such a manner that they would be more successful than our luggage wrap business.

The results of our planned operations may fluctuate due to seasonality and other factors associated with the airline industry.

Due to greater demand for air travel during the summer months, our revenues in the second and third quarters of the year may be greater than revenues in the first and fourth quarters of the year.   The results of our planned operations will reflect this seasonality and may, also, be impacted by numerous other factors that are not necessarily seasonal, including, among others, the imposition of fees, extreme or severe weather, changes in the competitive environment and other factors and general economic conditions.  As a result, our quarterly operating results may not necessarily be indicative of operating results for an entire year and historical operating results in a quarterly or annual period may not necessarily be indicative of future operating results.

Security requirements may increase our costs and decrease our revenues.

Since September 11, 2001, the Department of Homeland Security and the Transportation Security Administration (“TSA”) have implemented numerous security measures that affect airline operations, including the handling and processing of checked luggage, and may implement additional measures in the future.   Similarly, in Canada, where we intend to begin our operations, the Canadian Border Services Agency (CBSA) and the Canadian Air Transport Security Authority (CATSA) have and continue to implement new measures to enhance security related to the handling and processing of checked baggage. The measures implemented by the CBSA and by CATSA generally mirror those implemented by the Homeland Security and TSA.  In addition, numerous foreign governments have also instituted additional security measures at foreign airports at which we may do business.  Additional measures taken to enhance either passenger or cargo security procedures and/or to recover associated costs from passengers in the future may result in adverse effects on our results of operations.

Generally, we are not required to obtain approval from CATSA, TSA or any corresponding foreign agency having jurisdiction over airport security for the services that we will offer at non-secured, pre-screening areas of an airport.  There can be no assurance, however, that in the future we will not be required to obtain approval from any such authorities or be required to follow certain procedures mandated by such authorities, which, if followed, as a result of the costs associated with, could reduce or, possibly, eliminate the desirability of our services, which could have an adverse effect on our results of operations.

While there are currently no government regulatory approvals required to operate our planned business in non-secured, pre-screening areas of any North American airports (other than the approval of the applicable airport itself to establish a concession), we will be required to obtain approval from the relevant airport authorities if we wish to operate in secured areas, such as passenger baggage screening areas or post-screening baggage handling areas.  For example, the bags that we wrap in non-secured areas will be subject to screening by security personnel and those bags that are opened by for screening purposes will have to be rewrapped by us.  Those bags that are required to be rewrapped will have to be rewrapped in a secure area of the airport.  The rewrapping operations would be subject to continuous security surveillance and our personnel assigned to rewrap those bags will have to be pre-approved by appropriate security personnel.  In the event that bags are opened by security personnel for screening purposes and we are unable to rewrap those bags, we may be required to provide refunds to our customers.  Those refunds and the costs associated with rewrapping those bags could have a material adverse effect on our results of operations.  Additionally, we can provide no assurance that any bags we rewrap will not be opened later.

At the Vancouver International Airport, where we intend to commence our operations, each of our employees required to enter secured or restricted areas will be required submit to security screening by the Vancouver Airport Authority (the airport operator) and CATSA. This screening process can take up to six months to complete for each employee, and includes, among other requirements, extensive background and criminal record checks, and the collection of biometric information.    Although we will not be required to obtain approval from TSA for most services that we intend to offer at the Vancouver International Airport, we may be required to obtain approval from TSA or be required to follow certain procedures mandated by TSA or by Homeland Security in order to operate in certain secured areas of the Vancouver International Airport where those agencies supervise U.S. customs and immigration preclearance for passengers travelling to the U.S.

Accordingly, although we do not anticipate any undue administrative difficulty or significant financial burden in complying with existing security regulation as it applies to our planned business, additional security measures imposed by any of the authorities having jurisdiction over the airports in which we operate, could reduce or possibly eliminate the desirability of our services by increasing our compliance costs or by prohibiting or limiting the services that we are able to provide.

Our operations could be negatively impacted by terrorist events or war activity.

Our operations are sensitive to changes in the economy and airline industry that are caused by, or related to, past and future terrorist attacks.  Such changes include, but are not limited to, the impact of additional airline and security charges included in our costs and reduced customer demand for travel.  War or other military action by the United States or other countries could have a significant effect on passenger traffic, which could adversely affect our business, financial condition, operating results and cash flows.

If we are unable to retain key personnel, it will have an adverse effect on our business.  We do not maintain “key man” life insurance policies on our key personnel.

Our operations have been and will continue to be dependent on the efforts of Donald G. Bauer, our President, Chief Executive Officer, and a member of our Board of Directors; Jack Kraus, our Treasurer and Secretary and a member of our Board of Directors; and Cherry Cai, our Principal Accounting Officer, Principal Financial Officer.  The development of our products and services, as well as the development of improvements to our products and services, is dependent on retaining the services of qualified personnel who were involved in the development of our products and services.  The loss of key management, the inability to secure or retain such key personnel with unique knowledge of our products and services or our inability to attract and retain sufficient numbers of other qualified personnel would adversely affect our business, products, and services and could have a material adverse effect on our business, operating results, and financial condition.

We do not have “key man” life insurance policies for Mr. Bauer, Mr. Kraus or Ms. Cai.  If we were to obtain “key man” insurance for Mr. Bauer, Mr. Kraus, or Ms. Cai, of which there can be no assurance, the amounts of such policies may not be sufficient to pay losses experienced by us as a result of the loss of Mr. Bauer, Mr. Kraus, or Ms. Cai.

Certain of our management personnel serves us on a part time basis and conflicts may occur.

Mr. Kraus and Ms. Cai devote a portion of their working time on our operations.  As they devote their time to other activities, it is probable that conflicts will result regarding their allocation of time and effort.  While they will each seek to give us sufficient time to allow us to operate on a basis that is beneficial to our shareholders, this goal may not be accomplished and our operating results may be negatively impacted by the unavailability of our key personnel.

Airline industry conditions constantly change, and negative economic conditions may materially and adversely affect our business and results of operations.

The airline industry is significantly affected by general economic conditions, and the global economic recession has resulted in a weaker demand for air travel in general.  During recent recessions, most airlines have reduced fares in an effort to increase traffic and overall revenues.  Economic and competitive conditions in the airline industry have contributed to certain airline bankruptcies and reorganizations in recent years.  A worsening of current economic conditions, or an extended period of recession, whether nationally or regionally, would have a material adverse effect on our business, financial condition, operating results and cash flows.

The majority of the airlines in the United States charge passengers fees or surcharges to check their luggage.  As a result, passengers on those airlines may be reluctant to check their baggage and make every effort to carry on as much of their baggage as possible.  Additionally, as a result of the general economic conditions in the airline industry, those airlines that do not charge for checking baggage may decide to charge fees or surcharges for checked luggage, and passengers may avoid checking their luggage on those airlines, so as to not pay those fees or surcharges.  Accordingly, the reluctance of travelers to check their baggage could have a material adverse effect on our business, financial condition, operating results, and cash flows.

Products and services that we offer may subject us to liability claims.

The products and services that we provide may not meet customer expectations.  Such problems would seriously harm our credibility, market acceptance of our products and services, and the value of our brand.  In addition, such problems may result in liability for damages resulting from lost luggage or other valuables.  The occurrence of some of these types of problems may seriously harm our business, operating results, and financial condition.

Risks Associated with our Common Stock

We do not intend to pay dividends on any investment in the shares of our stock.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future.  To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend.  Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price.  This may never happen and investors may lose all of their investment in us.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 100,000,000 shares of common stock and 20,000,000 preferred shares.  At present, there are 20,647,000 shares of our common stock issued and outstanding.  Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders.  We anticipate that we will be required to raise additional capital to finance our operations, and that capital may be raised by the sale of additional shares of our common stock.  Consequently, upon the sale of additional shares of our common stock, our stockholders will experience dilution in the ownership of our common stock.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital.  Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors to not choose to invest in our stock.  If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations.  As a result, our business may suffer, and not be successful and we may go out of business.  We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to go out of business.

Our stock is a penny stock.  Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock.  The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000, excluding their primary residence, or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Our security holders may face significant restrictions on the resale of our securities due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state.  Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our common stock.  There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities.  You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Risks Related to our Financial Results and Need for Additional Financing

Our auditors’ reports contain a statement that our net loss and limited working capital raise substantial doubt about our ability to continue as a going concern.

Our independent registered public accountants have stated in their report, included in our annual report on Form 10-K/A filed with the Securities and Exchange Commission on May 17, 2011, that our significant operating losses and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We had net losses of $217,859 and $149,674, respectively, for the fiscal years ended December 31, 2010 and 2009. We will be required to raise substantial capital to fund our capital expenditures, working capital and other cash requirements since our current cash assets are exhausted. We are currently searching for sources of additional funding, including potential joint venture partners, while we continue the development of our business. The successful outcome of future financing activities cannot be determined at this time and there are no assurances that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operational results.

We will need additional capital to achieve our current business strategy and our inability to obtain additional financing will inhibit our ability to develop our business.

In addition to our current accumulated deficit, we expect to incur additional losses in the foreseeable future. Until we are able to begin providing our services, we are unlikely to be profitable. Consequently, we will require substantial additional capital to continue our business development activities. There is no assurance that we will not incur additional and unplanned expenses during our continuing development activities. When additional funding is required, we intend to raise funds either through private placements or public offerings of our equity securities. There is no assurance that we will be able to obtain additional financing through private placements and/or public offerings necessary to support our working capital requirements. To the extent that funds generated from any private placements and/or public offerings are insufficient, we will have to raise additional working capital through other sources, such as bank loans and/or financings. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms.

If we are unable to secure adequate sources of funds, we may be forced to delay or postpone certain business activities, and as a result, we might be required to diminish or suspend our business plans. These delays in development would have an adverse effect on our ability to generate revenues and could require us to possibly cease operations. In addition, such inability to obtain financing on reasonable terms could have a negative effect on our business, operating results or financial condition to such extent that we are forced to restructure, file for bankruptcy protection, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We are incurring increased costs as a result of being a publicly-traded company.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, have required changes in corporate governance practices of public companies. These new rules and regulations have increased our legal and financial compliance costs and have made some activities more time-consuming and costly. For example, as a result of becoming a public company, we have created additional board committees and have adopted policies regarding internal controls and disclosure controls and procedures. In addition, we have incurred additional costs associated with our public company reporting requirements. These new rules and regulations have made it more difficult and more expensive for us to obtain director and officer liability insurance, which we currently cannot afford to do. As a result of the new rules, it may become more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur as a result of being a public company or the timing of such costs and/or whether we will be able to raise the funds necessary to meet the cash requirements for these costs.

Our management has concluded that our internal control over financial reporting is not effective.  We have material weaknesses in internal control over financial reporting and cannot assure you that additional material weaknesses will not be identified in the future. If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements that could require a restatement or our filings may not be filed on a timely basis and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.

We have assessed that we have material weaknesses in internal control over financial reporting. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business.

We cannot assure you that material weaknesses in our internal control over financial reporting will not be identified in the future. Although we intend to improve our internal control processes, we may not be able to effectively and timely implement necessary control changes to ensure continued compliance with the regulatory and reporting requirements. Our lack of financing and additional staff, present challenges to maintain the internal control and disclosure control standards applicable to public companies. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses, cause us to fail to timely meet our periodic reporting obligations, or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and the effectiveness of our internal control over financial reporting. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to timely meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price. If we fail to maintain effective internal controls, we could be subject to regulatory scrutiny and sanctions and investors could lose confidence in the accuracy and completeness of our financial reports.

At this time, we do not have sufficient personnel to establish an adequate division of duties amongst persons involved with financial affairs of our company and we do not have sufficient resources to implement internal control over financial reporting procedures.  We believe that once we raise sufficient capital, we will be able to hire the required personnel and effect changes to our internal control over financial reporting procedures which will remediate the current weaknesses.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

USE OF PROCEEDS

The 3,170,000 shares of common stock offered hereby by the Selling Shareholders are being registered for the account of the Selling Shareholders identified in this Prospectus. All net proceeds from the sale of this common stock will go to the respective Selling Shareholders who offer and sell their shares of common stock. We will not receive any part of the proceeds from such sales of common stock.

The net proceeds to us from the sale of up to 7,000,000 shares offered at a public offering price of $0.30 per share will vary depending upon the total number of shares sold. Regardless of the number of shares sold, we expect to incur offering expenses estimated at approximately $40,000, $35,000 for legal and accounting - and $5,000 for other costs in connection with this offering (estimated transfer agent fees, filing fee, etc.). The table below shows the intended net proceeds from this offering we expect to receive for scenarios where we sell various amounts of the shares. Since we are making this offering without any minimum requirement, there is no guarantee that we will be successful at selling any of the securities being offered in this prospectus. Accordingly, the actual amount of proceeds we will raise in this offering, if any, may differ.

Percent of Net Proceeds Received

	20%	40%	70%	100%
Shares Sold	$1,400,000	$2,800,000	$4,900,000	$7,000,000
Gross Proceeds	$420,000	$840,000	$1,470,000	$2,100,000
Less Offering Expenses	$(40,000)	$(40,000)	$(40,000)	$(40,000)
Net Offering Proceeds	$380,000	$800,000	$1,430,000	$2,060,000

The Use of Proceeds set forth below demonstrates how we intend to use the funds under the various percentages of amounts of the related offering. All amounts listed below are estimates.

	20%	40%	70%	100%
Working Capital	$0	$21,800	$250,300	$502,000
Management Fees	$16,400	$16,400	$61,800	$162,000
Consulting Fees	$25,000	$25,000	$82,400	$206,000
Marketing Expenses	$0	$0	$144,200	$206,000
Acquisition of Priority Baggage	$276,800	$675,000	$675,000	$675,000
General and Administrative Expenses	$41,200	$41,200	$144,200	$206,000
Insurance	$20,600	$20,600	$72,100	$103,000

Total	$380,000	$800,000	$1,430,000	$2,060,000

Our offering expenses are comprised of legal and accounting expenses and transfer agent fees. Our officers and Directors will not receive any compensation for their efforts in selling our shares.

We intend to use the proceeds of this offering in the manner and in order of priority set forth above. We do not intend to use the proceeds to acquire assets or finance the acquisition of other businesses other than our planned acquisition of Priority Baggage. At present, no material changes are contemplated. Should there be any material changes in the projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the new uses.

In all instances, after the effectiveness of this registration statement, we will need some amount of working capital to maintain its general existence and comply with its public reporting obligations. In addition to changing allocations because of the amount of proceeds received, we may change the use of proceeds because of required changes in our business plan. Investors should understand that we have wide discretion over the use of proceeds. Therefore, management decisions may not be in line with the initial objectives of investors who will have little ability to influence these decisions.

There is no commitment by any person to purchase any or all of the shares of common stock offered by this prospectus and, therefore, there can be no assurance that the offering will be totally subscribed for the sale of the maximum 7,000,000 shares of common stock being offered.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will sell their shares at prevailing market prices or privately negotiated prices. The number of securities that may be actually sold by a Selling Shareholder will be determined by each Selling Shareholder. The Selling Shareholders are under no obligation to sell all or any portion of the securities offered, nor are the Selling Shareholders obligated to sell such shares immediately under this Prospectus. A security holder may sell securities at any price depending on privately negotiated factors such as a shareholders' own cash requirements, or objective criteria of value such as the market value of our assets.

We have arbitrarily established the offering price of the common stock and it should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.

Among the factors considered by our management were:
●	the market price for our common stock on the OTC Bulletin Board;
●	the potential of our business;
●	the proceeds to be raised by the offering; and
●	our cash requirements relative to our business operations.

DILUTION

All of the 3,170,000 shares of our common stock to be sold by the Selling Shareholders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholder.

As at December 31, 2010, our last audited financial statement date, our total net tangible book value was $9,999, or approximately $0.0006 per share based on 17,477,000 shares issued and outstanding. As at June 30, 2011, the date of our most recently completed interim period, our total net tangible book value was $0.006 based on 20,647,000 shares outstanding.   The proceeds from the sale of the new shares being offered (up to a maximum of 7,000,000) will vary depending on the total number of shares actually sold in the offering. If all 7,000,000 shares offered hereunder are sold, there would be a total of 24,477,000 common shares issued and outstanding (using the December 31, 2010 figure) or 27,647,000 shares outstanding (using the Jun 30, 2011 figure).  Dividing our net tangible book value by the number of shares outstanding after the sale of the maximum offering results in a per share net tangible book value of approximately $2,060,000, or $0.082 per share (using the December 31, 2010 figure) or $2,230,880, or $0.080 per share (using the June
 30, 2011).

Therefore, if all of the shares being offered are sold, the shareholders who purchase shares in this offering will suffer an immediate dilution in the book value of their shares of $0.219 per share and our present shareholders will receive an immediate book value increase of approximately $0.082 per share.

The following table sets forth as of December 31, 2010, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholders and by new investors in this offering if new investors purchase 10%, 25%, 50%, 75% or 100% of the offering, before deducting offering expenses payable by us, assuming a purchase price in this offering of $0.30 per share of common stock.

Percent of Shares Sold	10%	25%	50%	75%	100%
Number of shares Sold	700,000	1,750,000	3,500,000	5,250,000	7,000,000
Anticipated net offering proceeds	$170,000	$485,000	$1,010,000	$1,535,000	$2,060,000
Total shares issued and outstanding	18,177,000	19,227,000	20,977,000	22,727,000	24,477,000
Offering price per share	$0.30	$0.30	$0.30	$0.30	$0.30
Post offering net tangible book value	$179,999	$494,999	$1,019,999	$1,544,999	$2,069,999
Post offering net tangible book value/share	$0.0099	$0.0251	$0.048	$0.0674	$0.084
Pre-offering net tangible book value/share	$0.0006	$0.0006	$0.0006	$0.0006	$0.0006
Increase (Decrease) in net tangible book value per share after offering	$0.0093	$0.0251	$0.0480	$0.0674	$0.0840
Dilution per share to new shareholders	$0.290	$0.251	$0.251	$0.232	$0.215
New shareholders percentage of ownership after offering	3.85%	9.1%	16.68%	23.1%	28.6%
Existing stockholders percentage of ownership after offering	96.15%	90.90%	83.32%	76.9%	71.4%

The following table sets forth as of June 30, 2011, the number of shares of common stock purchased from us and the total consideration paid by our existing stockholders and by new investors in this offering if new investors purchase 10%, 25%, 50%, 75% or 100% of the offering, before deducting offering expenses payable by us, assuming a purchase price in this offering of $0.30 per share of common stock.

Percent of Shares Sold	10%	25%	50%	75%	100%
Number of shares Sold	700,000	1,750,000	3,500,000	5,250,000	7,000,000
Anticipated net offering proceeds	$170,000	$485,000	$1,010,000	$1,535,000	$2,060,000
Total shares issued and outstanding	21,347,000	22,397,000	24,147,000	25,897,000	27,647,000
Offering price per share	$0.30	$0.30	$0.30	$0.30	$0.30
Post offering net tangible book value	$300,880	$615,880	$1,140,880	$1,665,880	$2,190,930
Post offering net tangible book value/share	$0.0140	$0.0274	$0.0472	$0.0592	$0.0792
Pre-offering net tangible book value/share	$0.0063	$0.0211	$0.0063	$0.0063	$0.0063
Increase (Decrease) in net tangible book value per share after offering	$0.0077	$0.0251	$0.0409	$0.0529	$0.0729
Dilution per share to new shareholders	$0.292	$0.274	$0.252	$0.247	$0.227
New shareholders percentage of ownership after offering	3.27%	7.81%	14.49%	20.27%	25.31%
Existing stockholders percentage of ownership after offering	96.83%	92.19%	85.51%	79.73%	74.69%

SELLING SHAREHOLDERS

The 18 Selling Shareholders are offering for sale of 3,170,000 shares of our issued and outstanding common stock which they obtained as part of the following issuances:

●
On February 28, 2011, we issued 120,000 shares of our company at $0.20 per share for corporate accounting and management services to be provided by Chenergy Services Inc., over a period from January 2011 to December 2011. These shares were issued to one non-US person (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933.   Our Chief Financial Officer, Cherry Cai, has voting and dispositive control over securities held by Chenergy Services Inc.

●
On February 28, 2011, we issued 1,175,000 shares of the common stock of our company to Secure Luggage Systems Inc., for the license use right valued at $0.20 per share or $235,000.  These shares were issued to one non-US person (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933.

●
On February 28, 2011 we issued 235,000 shares our common stock for cash valued at $0.20 per share or $47,000 to the following 7 selling shareholders: Justin Davidson (75,000 shares), Denis Davidson (40,000 shares), Morgan Spencer (12,500 shares), Mark Spencer (12,500 shares), Hubert Ferguson (20,000 shares), Duncan A. Campbell (20,000 shares) and David F. Robinson (55,000 shares).   These shares were issued to non-US persons (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933.

●
On February 28, 2011 we issued 200,000 shares our common stock for cash valued at $0.20 per share or $40,000 to 2 selling shareholders, Derald &Jean Stone (175,000 shares), and Krock Equipment & Heavy Hauling Ltd. (25,000 shares).   These shares were issued to non-US persons (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933.

●
On February 28, 2011, we issued 45,000 shares at 0.20 per share, or $9,000, to two selling shareholders, Moody Capital LLC, and John LaPorta, in consideration of management consulting services provided to assist the Company in achieving its listing on the OTC Bulletin Board. These shares were issued pursuant to an exemption from registration relying on Section 4(2) of the Securities Act of 1933.

●
On February 28, 2011 we issued 1,155,000 shares our common stock for cash valued at $0.20 per share or $231,000 to 4 selling shareholders, Noel Gratton (1,000,000 shares), Peter Bruce McAra (20,000 shares), 1480941 Alberta Ltd. (10,000 shares), and David F. Robinson (125,000 shares).   These shares were issued to non-US persons (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933.

●
On February 28, 2011, we issued 120,000 shares of our common stock to Internet-IR Services Inc., for services over twelve months valued at $0.20 per share, or $24,000. These shares were issued pursuant to an exemption from registration relying on Section 4(2) of the Securities Act of 1933.

●
On March 1, 2011, we issued 120,000 shares of our common stock to James Westmacott for services over twelve months valued at $0.20 per share or $24,000. These shares were issued to one non-US person (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933.

Our reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of the securities did not involve a “public offering.” Each offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The Selling Shareholders have the option to sell their shares at prevailing market prices or privately negotiated prices.

The following table provides information as of August 18, 2011 regarding the beneficial ownership of our common stock by each of the Selling Shareholders, including:
●	the number of shares owned by each prior to this offering;
●	the number of shares being offered by each;
●	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;
●	the percentage of shares owned by each; and
●	the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Shareholder	Shares Owned Prior to this Offering(1)	Percent (2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering(2)
1480941 Alberta Ltd (4)	10,000	(3)	10,000	0	0
Duncan A. Campbell	20,000	(3)	20,000	0	0
Chenergy Service Inc. (5)	120,000	(3)	120,000	0	0
Denis Davidson (6)	40,000	(3)	40,000	0	0
Justin Davidson (6)	75,000	(3)	75,000	0	0
Hubert Ferguson	20,000	(3)	20,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering(1)	Percent (2)	Maximum Numbers of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering(2)
Noel Gratton	1,000,000	4.8	1,000,000	0	0
Internet-IR Services Inc. (7)	120,000	(3)	120,000	0	0
Krock Equipment & Heavy Hauling Ltd. (8)	25,000	(3)	25,000	0	0
John LaPorta	40,500	(3)	40,500	0	0
Peter Bruce McAra	20,000	(3)	20,000	0	0
Moody Capital LLC (9)	4,500	(3)	4,500
David F. Robinson	180,000	(3)	180,000	0	0
Secure Luggage Systems Inc. (10)	1,175,000	5.7	1,1750,000	0	0
Morgan Spencer (11)	12,500	(3)	12,500	0	0
Mark Spencer (11)	12,500	(3)	12,500	0	0
Derald & Jean Stone	175,000	(3)	175,000	0	0
James Westmacott	120,000	(3)	120,000	0	0
Total	3,170,000	15%	3,170,000

(1)
The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and. the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 20,647,000 shares of our common stock issued and outstanding and as at August 18 , 2011.
(3)	Less than 1%
(4)	Richard Faghan has voting and dispositive control over securities owned by 1480941 Alberta Ltd.
(5)	Cherry Cai, our Chief Financial Officer, has voting and dispositive control over securities owned by Chenergy Service Inc.
(6)	Denis Davidson and Justin Davidson are father and son.
(7)	Doug Thomas has voting and dispositive control over securities owned by Internet-IR Services Inc.
(8)	Dale Krock has voting and dispositive control over securities owned by Krock Equipment & Heavy Hauling Ltd.
(9)	Tim Moody has voting and dispositive control over securities owned by Moody Capital LLC.
(10)	J. Kent Stewart has voting and dispositive control over securities owned by Secure Luggage Systems Inc.
(11)	Mark Spencer and Morgan Spencer are husband and wife.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares.  The numbers in this table assume that none of the Selling Shareholders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the Selling Shareholders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the Selling Shareholders are broker-dealers or affiliates of a broker-dealer.

PLAN OF DISTRIBUTION

Offering of 7,000,000 Shares of our Common Stock

This is a self-underwritten offering. We are  offering  to the  public  7,000,000  shares  of  common  stock on a "$2,100,000 maximum"  basis at a  purchase  price of $0.30 per share. This Prospectus is part of a prospectus that permits Mr. Donald Bauer, our president and chief executive officer, to sell the shares directly to the public, with no commission or other remuneration payable to him. There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.  Mr. Bauer will sell the shares and intends to offer them to friends, family members, acquaintances, and business associates. In offering the securities on our behalf, he will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Mr. Bauer will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.

1.	Mr. Bauer is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,
2.	Mr. Bauer will not be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
3.	Mr. Bauer is not, nor will he be at the time of participation in the offering, an associated person of a broker-dealer; and
4.
Mr. Bauer meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) is not a broker or dealer, or been an associated person of a broker or dealer, within the preceding twelve months; and (C) has not participated in selling and offering securities for any issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this offering.

We will not use public solicitation or general advertising in connection with the offering. We will use our best efforts to find  purchasers  for the shares offered by this  prospectus  within a period  of 90 days  from the date of the  prospectus, subject to an extension  for an  additional  period not to exceed 90 days.

Resale of 3,170,000 Shares by Selling Shareholders

We are registering certain securities on behalf of the Selling Shareholders. The 3,170,000 issued common shares, including 120,000 shares held by Chenergy Services Inc., a company controlled by our Chief Financial Officer, Cherry Cai, can be sold by the Selling Shareholders at prevailing market prices or privately negotiated prices.  These sales may be at fixed or negotiated prices.

The Selling Shareholders may sell some or all of their securities in one or more transactions, including block transactions:

●	on such public markets as the securities may be trading;

●	in privately negotiated transactions;

●	in any combination of these methods of distribution.

The sales price to the public may be:

●	the market price prevailing at the time of sale;

●	a price related to such prevailing market price; or

●	such other price as the Selling Shareholders determine.

We are bearing all costs relating to the registration of certain securities. The Selling Shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of certain securities.

The Selling Shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of certain securities. In particular, the Selling Shareholders must, among other things:

●	not engage in any stabilization activities in connection with our securities;

●	furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

●	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Our common stock is quoted on the OTC Bulletin Board, under the trading symbol “SCLG”.  To date, there has only been one trade of our common stock on the OTC Bulletin Board since our common stock was approved for quotation.   We cannot assure you that there will be a market in the future for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far fewer restrictions and regulations than are companies traded on the NASDAQ market. Moreover, the OTC Bulletin

Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

None of the Selling Shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the Selling Shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the Selling Shareholders if such broker-dealer is unable to sell the shares on behalf of the Selling Shareholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the Selling Shareholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the Selling Shareholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the Selling Shareholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the Selling Shareholders, the purchasers participating in such transaction, or both.

Regulation M

During such time as the Selling Shareholders may be engaged in a distribution of any of the securities being registered by this Prospectus, the Selling Shareholders are required to comply with Regulation M under the Exchange Act.  In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  We have informed the Selling Shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the Selling Shareholders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the Selling Shareholders cannot cover their short sales with securities from this offering.  In addition, if a short sale is deemed to be a stabilizing activity, then the Selling Shareholders will not be permitted to engage in such an activity.  All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

●	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

●	contains the toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

●	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

●	the bid and ask prices for the penny stock;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

●	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

●	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this Prospectus in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales.  All states offer a variety of exemptions from registration of secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

DESCRIPTION OF SECURITIES

As of August 18, 2011 , there are 20,647,000 shares of the Company’s common stock issued and outstanding, held by 66 holders of record.

Common Stock

On April 4, 2011, the Delaware Secretary of State accepted for filing a Certificate of Amendment, increasing the total number of shares our company is authorized to issue to 120,000,000, which includes the creation of 20,000,000 shares of preferred stock with a par value of $0.001. The increase of our authorized capital and the creation of preferred stock was approved by our directors and a majority of our shareholders on March 31, 2011. Our authorized capital now consists of 100,000,000 shares of common stock with a par value of $0.001 and 20,000,000 shares of preferred stock with a par value of $0.001.

Our shareholders (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors; (ii) are entitled to share ratably in all of the assets for distribution to holders of common stock upon liquidation, dissolution or winding up of our business affairs; (iii) do not have pre-emptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid and non-assessable.

There are no provisions in our articles of incorporation or bylaws that would delay, defer or prevent a change in control of our company or a change in type of business.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.  Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Preferred Stock

We are authorized to issue up to 20,000,000 shares of $0.001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Articles of Incorporation, the Board of Directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the Board of

Directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends.  From our inception to the date of this Prospectus we did not declare any dividends.

We do not intend to issue any cash dividends in the future.  We intend to retain earnings, if any, to finance the development and expansion of our business.  However, it is possible that our management may decide to declare a stock dividend in the future.  Our future dividend policy will be subject to the discretion of our Board of Directors and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

INTEREST OF NAMES EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us.  Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Macdonald Tuskey Corporate and Securities Lawyers, Suite 400, 570 Granville Street, Vancouver, BC, V6C 3P1, Canada, has passed upon certain legal matters in connection with the validity of the issuance of the shares of common stock.

Chang Lee LLP (now Meyers Norris Penny LLP) audited our financial statements for the years ended December 31, 2010 and 2009.   To the extent set forth in its report, which are included herein in reliance upon the authority of said firms as experts in accounting and auditing.  There were no disagreements related to accounting principles or practices, financial statement disclosure, internal controls or auditing scope or procedure during the two fiscal years and interim period.

DESCRIPTION OF OUR BUSINESS

Corporate History

We were incorporated in the State of Delaware on December 4, 2008. We are a development stage company in the business of luggage wrap.

Our Business

Our business is luggage wrap.  We intend to market and provide the luggage wrap services at various airports in North America.  Luggage wrap is a product that is applied to checked luggage in a retail kiosk with the passenger present.  Our product is a plastic covering applied by a machine.  We offer two different processes that apply the plastic covering.   One process we offer rotates the luggage while applying multiple layers of stretchable plastic film around the luggage.  The other process we offer conveys checked luggage from entrance to exit while applying a single layer of shrink plastic around the luggage. Our luggage wrap product will be offered at pre check-in areas of airports to passengers that choose to utilize our luggage wrap product.  We will charge from $5 to $10 (depending on size) for each piece of luggage wrapped with our luggage wrap product.

As of the date of this filing, we have not entered into a license agreement with any airport that would allow us to offer our luggage wrap product on airport premises. We continue to actively promote our luggage wrap services to carriers, airport management and other parties operating within the Vancouver International Airport, which we have identified as a target location to begin our operations.

To that end, on July 18, 2011 we entered into a Share Purchase and Exchange Agreement with CDS Contact Delivery Services Ltd. d.b.a. Priority Baggage (“Priority Baggage”), a British Columbia corporation, and Neil Saunders Holdings Inc. (the “Selling Shareholder”), the sole shareholder of Priority Baggage. Priority Baggage is a private company that operates a comprehensive storefront baggage service in Vancouver, British Columbia, Canada, including baggage handling, pick-up and drop-off services, shipping, storage, and wrapping.  The company’s operations are based in the Vancouver International Airport and it is currently the sole operator licensed to wrap baggage there.  If we are successful in completing the transaction, Priority Baggage will become our wholly owned subsidiary and we will have acquired a licensed operation from which to offer our services in the Vancouver International Airport.

Pursuant to the agreement, we have agreed to pay $675,000 and to issue 1,250,000 common shares in our capital stock to the Selling Shareholder in exchange for all the issued and outstanding shares of Priority Baggage. The 1,250,000 common shares will have a deemed value of $0.30 per share, bringing the aggregate value of the consideration payable to $1,050,000. Closing of the transaction is scheduled to take place by September 16, 2011 and is subject to a number of conditions, including the production of satisfactory financial information by Priority Baggage and the satisfactory completion of due diligence by the parties. However, we do not currently have sufficient capital to close the transaction, and must raise approximately $675,000 by September 16, 2011 in order to do so.    There is no guarantee that we will be successful in this regard.

If we are unsuccessful in our acquisition of Priority Baggage, we will continue to seek the right from the Vancouver Airport Authority to establish a new baggage wrap concession at the Vancouver International Airport; however, there is no guarantee that we will obtain the right to do business there.  To date, we have engaged an independent contractor, James Westmacott, to negotiate with the Vancouver Airport Authority on our behalf, however we have not been successful in securing a license.

We also intend to investigate the possibility of offering our services at the Seattle-Tacoma International Airport, Toronto International Airport, Los Angeles International Airport, O’Hare (Chicago) International Airport, Hartsfield (Atlanta) International Airport, and San Francisco International Airport.  We believe that any of these facilities would provide a suitable alternative or complimentary location to the Vancouver International Airport as a base from which to provide our services.

With respect to the supply of our product, we have established relationship with Satel-95 Ltd., a bag wrap equipment manufacturer located in Sofia, Bulgaria. We have a non-binding understanding with Satel-95 whereby Satel-95 will provide us with the machines and related equipment to apply our luggage wrap material in consideration of 50% of the net operating profit from our luggage wrap business. In the event that we are unable to enter into a binding agreement with Satel-95 that reflects our current non-binding understanding, we intend to purchase similar machinery and equipment from other manufacturers to operate our luggage wrap business, or to manufacture our own equipment under our license agreement with Secure Luggage Systems described below.

On November 7, 2010, we entered into an exclusive five year license agreement with Secure Luggage Systems Inc., a corporation based in Alberta, Canada, which was then controlled by our President, Chief Executive Officer and Director Donald G. Bauer. Mr. Bauer surrendered his securities of Secure Luggage Systems on April 28, 2011.   The agreement gives us the exclusive right for a term of five years to sell, market and manufacture Secure Luggage Systems’ patented baggage wrapping system which conveys checked luggage from entrance to exit while applying a single layer of shrink plastic around the luggage.  Our earnings from these activities will be subject to a royalty fee of ten percent (10%) of gross revenue and 10% of manufacturing costs incurred by us.  We purchased the license for an aggregate fee of $500,000 consisting of $30,000 cash and 1,175,000 common shares of our company valued at $470,000 or $.40 per share. The agreement will renew automatically for an additional five years provided we are not in default on completion of the initial term.  To date we have not taken any initiatives to manufacture any products under our license from Secure Luggage Systems.

Our challenge for the twelve months beginning January1, 2011 is to obtain sufficient financing to close our proposed transaction with Priority Baggage, and to otherwise finance the marketing and sales of our luggage wrap products and services, whether under our arrangement with Satel-95 or under our license agreement with Secure Luggage Systems.

We may be unable to raise the financing to develop our intended markets, obtain license agreements with targeted airports, operate in commercially viable locations or our product of wrapping bags may be too narrowly focused to satisfy the needs of the market.  In that case, our company may have to research and develop other applications or we may need to abandon our business plans.

Currently, we have no revenues and no customers.  Because of our relationship with Satel-95 we anticipate that we will be able to offer our luggage wrap business immediately without a significant prior cash investment in equipment purchase or manufacture.   Additionally, we believe our prices will be competitive with our competitors.

In providing our luggage wrap services, we currently anticipate that we will use  Model BW-400 stretch wrapping machines and related equipment furnished by Satel-95.  According to Satel-95, the Model BW-400 stretch wrapping machine is used world-wide in countries including, but not limited to, Russia, Venezuela, Germany, the Czech Republic, Pakistan, Canada, Turkey, Spain, Austria, United Arab Emirates, Egypt, and Saudi Arabia.  Additionally or alternatively, we may use  we may commission for manufacture our own luggage wrap equipment under our license agreement that is manufactured by Secure Luggage Systems or of our manufacture.

We are a development stage company, have a working capital deficit, have incurred losses from operations since inception, have no sales, may incur further significant losses, have no established source of revenue, and are dependent on our ability to raise capital from shareholders or advances or loans from related parties to sustain operations, and there is a substantial doubt that we will be able to continue as a going concern.

Model BW-400 Luggage Wrapping Machine

The BW-400 wrapping machine is easy to operate and simple to maintain.  The BW-400 wrapping machine uses micro electric controls, sensors, and electric drives provided by companies including Siemens Electric, Schneider Electric, Tellmachanitue and Moeller and operated with controls provided by Elmark.  The wrapping speed of the BW-400 wrapping machine is 2 bags per minute.

The BW-400 wrapping machine accommodates a maximum luggage weight of 110 lbs, with a maximum size of 51 inches high by 51 inches wide.  The BW-400 wrapping machine has the capacity to wrap almost any size of luggage in one, easy step and has fully automatic wrapping capabilities, with up and down plastic movement to complete the wrap process without repositioning the luggage.  The BW-400 wrapping machine allows for pre-selection of automatic settings to adjust the number of layers and the pre-stretch of the plastic material applied to the luggage.

The plastic used in the BW-400 wrapping machine is completely recyclable.  The BW-400 wrapping machine uses the standard size of plastic material, which is 50 centimeters in width, 23 microns in thickness, 150 meters long.  One roll of plastic can wrap approximately 200 bags, depending on the size and construction of the bag.  The standard size of the plastic roll used by the BW-400 wrapping machine is, generally, available from local suppliers.  Depending on the size of the luggage, normally it takes approximately one minute to wrap a bag, as the operator must load the bag, activate the wrap function, unload the bag, and expose the wheels and the handles of the bag.  The actual wrapping time is approximately 30 seconds.

INDUSTRY ANALYSIS

Industry Overview

The air travel industry meets the challenge of moving millions of pieces of checked baggage and cargo every day. The industry is acknowledged for the many measures it takes to protect passengers and their baggage from becoming victims of criminal or harmful intent.

However, mishaps do occur and baggage is lost, damaged or pilfered for valuables.  Of concern, are incidents where checked baggage is used by airside personnel (those personnel working in areas of airports which are segregated from the general public and, accordingly, which areas are not accessible to passengers) to smuggle contraband, including drugs, money and weapons from airport to airport.  Unsuspecting passengers may be arrested and imprisoned in situations where the smugglers fail to retrieve the contraband prior to the bag being returned to its rightful owner.

The security of checked baggage and cargo continues to be recognized by the industry as a weak link in the air travel system.  The ease of breaching the security of locked bags is quickly accomplished and continues to be a problem in the industry.

Baggage volumes, combined with enhanced security regulations and an industry in need of increasing efficiencies, while reducing costs, are creating not only new problems, but, also, a business opportunity for us.

MARKET

We believe that our luggage wrap product is a simple, effective product which will significantly reduce fears related to the baggage protection and security.  We believe that our luggage wrap product will be easily accessible, inexpensive, and reliable.

Planned Location: The Vancouver International Airport.

We are seeking to establish our operations in the Vancouver International Airport, located in British Columbia, Canada.  Vancouver International Airport is Canada’s second busiest airport.  According to the Vancouver Airport Authority, Vancouver International Airport welcomed 16.8 million people in 2010, facilitated more than 293,000 aircraft take-offs and landings on our runways and handled 228,400 tonnes of cargo.  Since 1992, when the Vancouver Airport Authority assumed responsibility for the airport, passenger traffic has increased more than 78% from 9.9 million passengers, and cargo has increased nearly 57% from 144,000 tones.  In 2011 and 2010, The World Airport Awards™ ranked Vancouver International Airport the best airport in North America.  The award is based on survey results from approximately 11.38 million questionnaires completed by over 100 different nationalities of airline passengers, covering more than 240 airports worldwide.

Owing to its location in the Pacific Northwest, the Vancouver International Airport is a major North American hub for long haul flights to and from the Asia Pacific region.  The City of Vancouver is also a popular international tourist destination which hosts or is in proximity to several major convention centers, ski areas, major cruise line terminals, and numerous luxury hotels and resorts.  In January, 2011 Condé Nast Traveler magazine, one of North America's leading consumer travel publications, named Vancouver the “Best City in the Americas” in the magazine’s annual Readers’ Choice Awards survey.   Vancouver has topped the Conde Nast survey five times since 2004.   In 2009 Vancouver was named “North America’s top destination for international meetings” by the International Congress & Convention Association.  The Vancouver Airport itself houses the Fairmont Vancouver Airport Hotel, a luxury hotel, spa, and conference center which has been on Condé Nast Traveler’s Top 100 Gold List for seven consecutive years as of 2011.

Due to its strong reputation and to the concentration of long haul and international business and tourist travelers, we believe that the Vancouver International Airport will provide an ample customer base for our first location, and a strong foothold from which to market our services to other North American airports.

Security and Bag Screening

Terrorist threats, thieves and smugglers continue to dictate the need for new security processes, to ensure the safety of the air travel industry.  Creating a safe travel environment within this high volume and complex industry involves multiple layers of security.

Governments, airport authorities, and air carriers have adopted extensive security measures to prevent harmful acts.  Airports have installed a wide variety of screening, inspection and control systems, with an emphasis on equipment that will detect illegal and harmful devices in baggage and on passengers.

The air travel industry is significantly more secure than at any time in history, by utilizing these state of the art technologies.

While security checks of passengers and their carry-on baggage have largely been successful, there are still significant risks associated with check-in baggage and cargo from the time it passes through check-in until it is collected at final destination.

Security measures create a controlled environment at departure gate areas to “maintain the integrity” of the inspection performed on passengers and their carry-on.   However, there remains ample opportunity to tamper with checked baggage after the bag inspection.

Video surveillance and other security measures have generally proven to be inadequate at “maintaining the integrity” of the bag inspection.  Baggage security continues to be a concern within the industry, as handling check-in items is an intensely manual operation.  According to the Wall Street Journal (August 12, 2008), airlines suggest that on average, each bag gets handled by approximately 10 workers during its journey.

The failure to maintain the integrity of the initial bag inspection, combined with the ease of tampering, the multiple handlings and sheer volume of check-in items, leaves the security of baggage vulnerable.  Checked baggage remains exposed to persons that may be intent on planting explosives, smuggling contraband or performing acts of theft.   A secure baggage handling system would ensure that checked bags are screened and, when screened, secure from tampering for the rest of their time in the baggage handling and transport system.

Human Factor a Security Issue

The human factor dictates that security measures, including background checks, will not necessarily rule out the possibility of an individual harboring future intent.  Similarly, individuals without any harmful or criminal intent may be induced to act out of fear, because of bribery or threats aimed at themselves or their family members.

The number of workers, from couriers, caterers, airplane cleaning staff, baggage handlers, and others, that have access to secure or “sterile” airside areas of the world’s major airports is staggering.  The human factor is a significant security concern within the air travel industry.

Baggage Security - The Weak Link

In a shrinking world, air travel security is only as safe as the weakest link in the chain.  The security of checked baggage and cargo is recognized by the industry as one of the weakest links.  Gaps in baggage security must be addressed, as increased security measures in North America are needed to undermine any security weakness in airports around the world.

Bag tampering is relatively quick and simply performed, even on bags locked with TSA recommended locks.  The tampering methods are well known by many airside workers throughout the world.  Baggage tampering and other handling issues have a very high profile with the public.  When something goes wrong, the impact can be enormous, in terms of wrongly imprisoned travelers or baggage sitting on the tarmac. Baggage issues are well documented and continue to be an industry problem.
Pilfered baggage generally results in the passenger filing a claim, which adds to the airlines mishandled bag numbers and claims costs.  However, mishandled bag costs do not take into account the number of bags used to smuggle contraband from airport to airport.  As passengers are generally unaware that their luggage was used for this criminal activity no report is made.

Smuggling is a problem for all industry participants that police and secure the air travel industry.  We believe that it is wrong to distinguish between non-terrorist crime and terrorism, because a weakness in one security area shows a weakness in another.

Competitors of our Luggage Wrap Business

Currently, the luggage wrap market is serviced by a number of companies, some of which may only operate at one or two airports and a number of which may operate at multiple airports in different regions in the world.  Those companies include Secure Wrap, which, according to its website, has operated exclusively at Miami International Airport since 2001 and, currently, services 53 airports in 16 countries around the world.  Luggage wrap services are also provided in various regions of the world by other international companies, including, but not limited to, True Star Group, which, according to its website, provides wrap services at 25 airports in 10 countries, and SIBA Group, which, according to its website, provides wrap services at 17 airports in 4 countries.  Those competitors are well established in the luggage wrap business.

The wrap luggage wrap equipment that we will use is similar to the equipment currently used by our competitors.  We intend to be competitive based upon our price (which we believe is less than our competitors) and our relationships with various airport personnel.

There can be no assurance that we will be able to compete effectively.  We believe that the main competitive factors in our industry include effective marketing and sales, brand recognition, the quality of our products and services, and ease of use of our products and services.  We may have competitors that may be able to offer alternative products or services on more attractive terms or with better customer support.  Other companies may also enter our market with better products or services, greater financial and human resources and/or greater brand recognition.  Competitors may continue to improve or expand current products and services and introduce new products and services.  We may be perceived as relatively too small or untested in comparison to our competitors.  To be competitive, we will have to invest significant resources in business development, advertising and marketing.  We cannot provide any assurance that we will have sufficient resources to make these investments or we will be able to make the advances necessary to be competitive.  Increased competition may result in revenue reduction, reduced gross margin and loss of market share.  Failure to compete successfully will result in less revenue and have a material adverse effect on our business, operating results and financial condition.

State Regulations

We will register with each state or airport, as required by law, at which we intend to offer our luggage wrap products.  Those requirements will vary from location to location and may include the necessity to qualify as follows:

●	Signage that is visible from street
●	Hours of operations posted on front entrance
●	Bond/Insurance per location
●	Proof of ownership of locations or extended leases for locations.
●	Full executed, notarized application for each location

Federal Regulations

Airlines are subject to extensive, regulatory and legal requirements that involve significant compliance.  In the last several years, Congress has passed laws, and the U.S. Department of Transportation, the Transportation Security Administration (“TSA”), and the Federal Aviation Administration had issued regulations relating to the operation of airlines.  For example, regulations have been issued regarding security measures.  For example, the Aviation and Transportation Security Act, which became law in November 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airports and airlines, including luggage screening and inspection.  As a result of those regulations, it is possible that the TSA or the airlines might enact regulations or interpret existing regulations in such a manner that we would be required to follow certain procedures that could reduce or eliminate the demand for our luggage wrap products, which could negatively affect our results of operation and our profitability.

Similarly, in Canada, where we intend to begin our operations, the Canadian Border Services Agency (CBSA) and the Canadian Air Transport Security Authority (CATSA) have and continue to implement new federal measures to enhance security related to the handling and processing of checked baggage. The measures implemented by the CBSA and by CATSA generally mirror those implemented by the TSA.

Generally, we are not required to obtain approval from CATSA, TSA or any corresponding foreign agency having jurisdiction over airport security for the services that we will offer at non-secured, pre-screening areas of an airport.  There can be no assurance, however, that in the future we will not be required to obtain approval from any such authorities or be required to follow certain procedures mandated by such authorities, which, if followed, as a result of the costs associated with, could reduce or, possibly, eliminate the desirability of our services, which could have an adverse effect on our results of operations.

 While there are currently no government regulatory approvals required to operate our planned business in non-secured, pre-screening areas of any North American airports (other than the approval of the applicable airport itself to establish a concession), we will be required to obtain approval from the relevant airport authorities if we wish to operate in secured areas, such as passenger baggage screening areas or post-screening baggage handling areas.  For example, the bags that we wrap in non-secured areas will be subject to screening by security personnel and those bags that are opened by for screening purposes will have to be rewrapped by us.  Those bags that are required to be rewrapped will have to be rewrapped in a secure area of the airport.  The rewrapping operations would be subject to continuous security surveillance and our personnel assigned to rewrap those bags will have to be pre-approved by appropriate security personnel.  In the event that bags are opened by security personnel for screening purposes and we are unable to rewrap those bags, we may be required to provide refunds to our customers.  Those refunds and the costs associated with rewrapping those bags could have a material adverse effect on our results of operations.  Additionally, we can provide no assurance that any bags we rewrap will not be opened later.

At the Vancouver International Airport, where we intend to commence our operations, each of our employees required to enter secured or restricted areas will be required submit to security screening by the Vancouver Airport Authority (the airport operator) and CATSA. This screening process can take up to six months to complete for each employee, and includes, among other requirements, extensive background and criminal record checks, and the collection of biometric information.    Although we will not be required to obtain approval from TSA for most services that we intend to offer at the Vancouver International Airport, we may be required to obtain approval from TSA or be required to follow certain procedures mandated by TSA or by Homeland Security in order to operate in certain secured areas of the Vancouver International Airport where those agencies supervise U.S. customs and immigration preclearance for passengers travelling to the U.S.

Accordingly, although we do not anticipate any undue difficulty complying with existing security regulation as it applies to our planned business, additional security measures imposed by any of the authorities having jurisdiction over us could reduce or possibly eliminate the desirability of our services by increasing our compliance costs or by prohibiting or limiting the services that we are able to provide.

 Presently, there are no approvals of any agency required to operate our bag wrap business at those locations at which we intend to operate.  Additionally, our employees do not have to be pre-approved by the TSA for us to conduct our luggage wrap operations.

Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that relate specifically to our business.

Research and Development

We have incurred $Nil in research and development expenditures over the last two fiscal years.

Employees

We have no employees at the present time.  Our officers, directors and consultants are responsible for all planning, developing and operational duties and will continue to do so throughout the early stages of our growth.  We have no intention of hiring employees until we have sufficient funds to do so.  Our officers, directors and management consultants are planning to do whatever work is required until we have those funds.  Human resource planning will be part of an ongoing process that will include regular evaluation of our operations.

DESCRIPTION OF PROPERTY AND FACILITIES

Our principal administrative office is located at 2375 East Camelback Road, 5th Floor, Phoenix, Arizona, 85016. The office is our registered office, and the relevant service expenses, including the secretarial, photocopying, and similar services will be charged on a month-to-month basis depending on the services provided as requirements by our company.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is not traded on any exchange.  Our common stock is quoted on OTC Bulletin Board under the trading symbol “SCLG”.   We cannot assure you that there will be a market in the future for our common stock.

OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange.  Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers.  OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a national or regional stock exchange.

To date, there has only been one trade of our stock since it was approved for quotation of the OTC Bulletin Board.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common shares, our intention is to retain future earnings for use in our operations and the expansion of our business.

Securities Authorized for Issuance under Equity Compensation Plans

On March 31, 2011 our directors approved the adoption of the 2011 Stock Option Plan which permits our company to issue up to 3,000,000 shares of our common stock to directors, officers, employees and consultants of our company upon the exercise of stock options granted under the 2011 Plan.  As of the date of this Prospectus, we have not issued any securities under the 2011 Stock Option Plan.

FINANCIAL STATEMENTS

Our financial statements are stated in U.S. dollars and are prepared in conformity with generally accepted accounting principles of the United States. The following financial statements pertaining to our company are filed as part of this registration statement: Audited financial statements for the years ended December 31, 2010 and 2009. Unaudited interim financial statements for the six month period ended June 30, 2011.

Secure Luggage Solutions Inc.

(A Development Stage Company)
Unaudited Financial Statements
June 30, 2011

Secure Luggage Solutions Inc.

(A Development Stage Company)
Audited Financial Statements
December 31, 2010 and 2009

Secure Luggage Solutions Inc.
(A Development Stage Company)
Balance Sheets

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS

CURRENT ASSETS

Cash and Cash Equivalents	$1,468	$39,047
Other receivable	23,750	-
Prepaid Expense	6,961	3,750

Total Current Assets	32,179	42,797

Prepayment for License Use Right	-	30,000
License Use Right (Note 6)	256,167	-

Total Assets	$288,346	$72,797

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts Payable and Accrued Liabilities	$38,242	$11,250
Due to Related Parties	119,224	51,548

Total Current Liabilities	157,466	62,798

Total Liabilities	157,466	62,798

STOCKHOLDERS' EQUITY

Authorized: 100,000,000 common shares with par value $0.001	20,647	17,477
20,000,000 preferred shares with par value of $0.001
Issued and outstanding:
20,647,000 and 17,477,000 Common Shares Issued and Outstanding,
Nil Preferred Shares
Share Subscription Received	-	231,000
Shares to be Issued for Services	-	9,000
Additional Paid-in Capital	752,967	122,137
Deferred Stock Compensation	(36,000)	-
Deficit Accumulated during the Development Stage	(606,734)	(369,615)

Total Stockholders' Equity	130,880	9,999

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$288,346	$72,797

The accompanying notes are an integral part of these financial statements

Secure Luggage Solutions Inc.
(A Development Stage Company)
Statements of Operations and Comprehensive Loss
(Unaudited)

					Cumulative Amounts
	For the		For the		From Beginning of
	Three Months Ended		Six Months Ended		Development Stage
	June 30,		June 30,		(December 4, 2008) to
	2011	2010	2011	2010	June 30, 2011

REVENUES	$-	$-	$-	$-	$-

OPERATING EXPENSES

Professional Fees	102,996	58,210	201,049	90,278	524,690
Depreciation Expenses	6,625	-	8,833	-	8,833
G & A Expenses	10,149	3,299	27,237	7,380	72,066

Total Operating Expenses	119,770	61,509	237,119	97,658	605,589

LOSS FROM OPERATION AND BEFORE	(119,770)	(61,509)	(237,119)	(97,658)	(605,589)
OTHER INCOME ( EXPENSE )

OTHER INCOME ( EXPENSE )

Interest Expenses	-	(269)	-	(426)	(1,145)

NET LOSS AND COMPREHENSIVE LOSS	$(119,770)	$(61,778)	$(237,119)	$(98,084)	$(606,734)

NET LOSS PER SHARE-BASIC AND DILUTED	$(0.01)	$(0.00)	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - BASIC AND DILUTED	20,647,000	17,477,000	19,612,580	17,477,000

The accompanying notes are an integral part of these financial statements

Secure Luggage Solutions Inc.
(A Development Stage Company)
Statements of Cash Flows
(Unaudited)

			Cumulative Amounts
	For the		From Beginning of
	Six Months Ended		Development Stage
	June 30,		(December 4, 2008) to
	2011	2010	June 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(237,119)	$(98,084)	$(606,734)
Adjustments to Reconcile Net Loss to Net Cash Used
by Operating Activities:
Share issued for services	72,000	-	102,000
Deferred stock compensation	(36,000)		(36,000)
Interest Imputed for non-interest bearinglLoans	-	426	728
Depreciation	8,833	-	8,833
Changes in assets and liabilities:
Receivable and prepayments	(26,961)	9,975	(30,711)
Prepayment for license use right	30,000		-
Accounts payable and other liabilities	26,992	(7,590)	38,242
Due to related party	67,676	80,506	119,224

Net Cash Used by Operating Activities	(94,579)	(14,767)	(404,417)

CASH FLOWS FROM INVESTING ACTIVITIES:
Changes in Investing Activity
Acquistion of License Use Right Paid by Cash	(30,000)	-	(30,000)
		-
Net Cash Used by Investing Activities	(30,000)	-	(30,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in Financing Activities
Share issued for cash	318,000	-	491,885
Share subscription received	(231,000)		-
Promissory note payable	-	-	10,000
Proceeds from issuance of convertible notes payable	-	-	(10,000)
Share holder loan		10,000
Share issue cost	-	-	(56,000)

Net Cash Provided by Financing Activities	87,000	10,000	435,885

NET CHANGE IN CASH	(37,579)	(4,767)	1,468

CASH AT BEGINNING OF PERIOD	39,047	5,626	-

CASH AT END OF PERIOD	$1,468	$859	$1,467

SUPPLEMENTAL DISCLOSURES
Cash Paid for:
Interest	$-	$-	$416
Income Taxes	$-	$-	$-

Non-Cash Paid for:
Share Issued for Services	$72,000	$-	$102,000
Share issued for License Use Right	$235,000	$-	$235,000

The accompanying notes are an integral part of these financial statements

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Three and Six Months ended June 30, 2011 and 2010
(Unaudited)

1.	BASIS OF PRESENTATION

The accompanying unaudited interim financial statements, expressed in US dollars, have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, stockholders’ deficit or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on 10K/A, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis, for the year ended December 31, 2010. The interim results for the six month period ended June 30, 2011 are not necessarily indicative of the results for the full fiscal year.

2.	NATURE OF BUSINESS

The accompanying financial statements represent the accounts of Secure Luggage Solutions Inc., incorporated in the State of Delaware on December 4, 2008. The Company is a development stage company in the business of luggage wrap. Luggage wrap is a product that is applied to checked luggage in a retail kiosk with the passenger present. The Company’s product is a plastic covering applied by a machine. The Company intends to offer our luggage wrap product to passengers at pre check-in areas of airports. As of the date of this filing, the Company has not entered into a license agreement with any airport that would allow it to offer its luggage wrap product on airport premises. The Company continues to actively promote its luggage wrap services to carriers, airport management and other parties operating within the Vancouver International Airport, which the Company has identified as a target location to begin its operations.

3.	GOING CONCERN

These financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception, and further significant losses are expected to be incurred in its development stage. The Company will depend almost exclusively on outside capital through the issuance of common shares, and advances or loans from related parties to finance ongoing operations. The ability of the Company to continue as a going concern is dependent on raising additional capital and ultimately on generating future profitable operations. There can be no assurance that the Company will be able to raise the necessary funds when needed to finance its ongoing costs. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

The Company will require additional funding during the next twelve months to finance the growth of its current operations and achieve its strategic objectives. Management is actively pursuing additional sources of financing sufficient to generate enough cash flow to fund its operations through 2011. However management cannot grant any assurances that such financing will be secured.

Information on the Company’s working capital deficiency is:

	June 30, 2011	December 31, 2010

Working capital deficiency	$125,287	$20,001
Deficit	$606,734	$369,615

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Three and Six Months ended June 30, 2011 and 2010
(Unaudited)

4 .	NEW ADOPTED ACCOUNTING POLICIES

Intangible assets represent production technology, licenses and permits for the production and sales of luggage wrap and are amortized on a straight-line basis over useful life.

Intangible assets are tested for impairment whenever events or circumstances indicated that a carrying amount may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows. The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is determined using a discounted cash flow analysis.

In February 2010, the FASB issued ASC No. 2010-09, “Amendments to Certain Recognition and Disclosure Requirements”, which eliminates the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. The Company adopted ASC No. 2010-09 on January 1, 2011. The adoption does not have material impact on the Company’s financial statements.

In April 2010, the FASB codified the consensus reached in Emerging Issues Task Force Issue No. 08-09, “Milestone Method of Revenue Recognition.” FASB ASU No. 2010-17 “Revenue Recognition – Milestone Method (Topic 605)” provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. The adoption does not have a material impact on its financial position or results of operations.

In April 2010, the FASB issued ASU 2010-13, “Compensation - Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades,” or ASU 2010-13. This ASU provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The adoption does not have a material impact on its financial position or results of operations.

5.	NEW ACCOUNTING PRONOUNCEMENTS

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

6.	LICENSE USE RIGHT

On November 7, 2010, the Company entered into an Exclusive License Agreement (the “Agreement”) with Secure Luggage Systems Inc. (“SL Systems”) for a five-year term from signing date of the Agreement. The SL Systems agreed to appoint the Company as the representative of the baggage wrapping systems (the “Wrapping Systems”) developed by SL Systems and protected by US Patent #5,890,345 and Canadian Patent #CA 2,162,637, for the marketing rights and manufacturing rights of the Wrapping Systems.  The Company is subject to a royalty fee of ten percent (10%) of gross revenue and additional ten percent (10%) of manufacturing cost. Per the Agreement, the Company agreed to pay $500,000 in total including $30,000 in cash and 1,175,000 common shares of the Company, at the higher value of $0.40 per share or the market closing price per share, as of the closing date of the “Agreement”. The payment of the shares shall be under Regulation “S” of the Securities Act and are restricted for six (6) months from date of issue or until such securities are cleared by registration statement filed with the SEC. The Company also grants “piggy back” registration rights on 600,000 shares of the total 1,175,000 restricted common shares.

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Three and Six Months ended June 30, 2011 and 2010
(Unaudited)

6.	LICENSE USE RIGHT (cont’d…)

This Agreement shall automatically be deemed extended for an additional five (5) year term upon expiry of the first five (5) year term, as long as the Company is not in default and successive terms upon mutual agreement by both parties. As of June 30, 2011, the Company paid $30,000 in cash to SL Systems and issued 1,175,000 shares of the Company’s common share. These shares were valued at $0.20 per share for a total amount of $235,000. The license use right is amortized over a straight line basis over the useful life of 10 years.

For the periods ended June 30, 2011 and 2010, depreciation expense totaled $8,833 and $Nil, respectively.

License use right consisted of the following at June 30, 2011 and December 31, 2010:

	June 30,	December 31,
	2011	2010

License use right	$265,000	$-
Less: accumulated depreciation	(8,833)	-
	$256,167	$-

7.	CAPTIAL STOCK

Authorized

100,000,000 common shares with a par value of $0.001 per common share and 20,000,000 preferred shares with par value of $0.001.

On April 4, 2011, holders of a majority of the shares of common stock acted by written consent in lieu of a special meeting of shareholders to adopt and approve an amendment to the Certificate of Incorporation to increase the number of authorized common stock from 25,000,000 to 100,000,000 with a par value of $0.001 per common share and creation of 20,000,000 shares of preferred stock with a par value of $0.001. The effective date of the amendment is April 5, 2011. Such amendment is retrospective reflected in the financial statements.

Issued and outstanding:

On February 28, 2011, the Company issued 120,000 shares at $0.20 per share for corporate accounting and management services to be provided by a related party over a period from January 2011 to December 2011.

On February 28, 2011, the Company issued 1,155,000 shares of the common stock of the Company at $0.20 per share for the $226,000 share subscription received in September 2010 and $5,000 received in 2009.

On February 28, 2011, the Company issued 1,175,000 shares of the common stock of the Company for the license use right valued at $0.20 per share or $235,000. The Company also issued 45,000 shares at 0.20 per share or $9,000 for service received in prior year.

On February 28, 2011 the Company issued 235,000 shares of the common stock of the Company for cash valued at $0.20 per share or $47,000.

On February 28, 2011, the Company issued 200,000 shares of the common stock of the Company for cash valued at $0.20 per share or $40,000.

On February 28, 2011, the Company issued 120,000 shares of the common stock of the Company for services over twelve month period valued at $0.20 per share or $24,000.

On March 1, 2011, the Company issued 120,000 shares of the common stock of the Company for services over twelve month period valued at $0.20 per share or $24,000.

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Three and Six Months ended June 30, 2011 and 2010
(Unaudited)

7.	CAPTIAL STOCK (cont’d…)

Stock Option

On March 31, 2011, the board directors of the Company approved the adoption of the 2011 Stock Option Plan which permits the Company to grant up to 3,000,000 stock options to directors, officers, employees and consultants of the Company. As of June 30, 2011, no stock options have been granted.

8.	RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2011, the Company was charged $95,275 (June 30, 2010 – $48,000) for management fees by companies owned by the CEO and CFO of the Company. ,

As of June 30, 2011, $30,000 (December 31, 2010 - $30,000) was paid and 1,175,000 (December 31, 2010 - Nil) shares of the Company’s common stock valued at $235,000 were issued to SLS systems per the Exclusive License Agreement for the usage of patents and intellectual property (see Note 10). On April 28, 2011, the CEO of the Company surrendered his shares in SLS systems. As a result, Secure Luggage Systems is no longer a related party effective April 28, 2011.

The President and CEO of the Company, as well as the company controlled by CEO, advanced funds to the Company for operating expenses and management fees. As at June 30, 2011 and December 31, 2010, the balance due to related parties is $119,224 and $51,548, respectively. The amounts due to related parties are unsecured, non-interest bearing and have no specific terms of repayment.

Also see Note 7 and 10.

Related party transactions are in the normal course of operations, occurring on terms and conditions that are similar to those of transactions with unrelated parties and, therefore, are measured at the exchange amount.

9.	FAIR VALUE MEASUREMENTS AND FINANCIAL INTRUMENTS

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values.  The three levels of the fair value hierarchy are:

●	Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities
●	Level 2 – inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
●	Level 3 – inputs that are not based on observable market data.

The Company’s financial instruments include cash and cash equivalents, accounts payable and accrued liabilities, and due to related parties. The fair value of our cash and cash equivalents is determined based on “Level 1” inputs. Fair values were assumed to approximate carrying values for these financial instruments due to their short-term nature.  Management is of the opinion that the Company is not exposed to significant interest, credit or currency risks arising from these financial instruments.

10.	COMMITMENTS

Office Lease Agreement

On December 4, 2008, the Company has entered into a virtual office lease agreement with a third-party at a cost of $225 plus expenses occurred per month expiring July 31, 2009. Per the lease agreement, the lease will be automatically extended without 90 days advanced notice. As of June 30, 2011, the lease has been extended to July 31, 2012.

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Three and Six Months ended June 30, 2011 and 2010
(Unaudited)

10.	COMMITMENTS (cont’d…)

Transfer Agent Agreement

On June 28, 2010, the Company entered into a transfer agent agreement with Island Stock Transfer to appoint it as its transfer agent, warrant agent, and registrar for the common stock of the Company. As of June 30, 2011, the Company has paid $7,500 to Island Stock Transfer and is subject to a monthly payment of $200 for its ongoing services

Service Agreement

On February 14, 2011, the Company entered into a service agreement with Chenergy Service Inc. (“Chenergy”), a consulting company controlled by the CFO of the Company.  The Company agreed to pay Chenergy $1,500 per month for accounting services and $4,000 per month for management services, of which $2,000 is paid by cash and the other $2,000 represents 10,000 common shares to be issued at $0.20 per share. 120,000 shares over a twelve (12) month period from January 1, 2011 through December 31, 2011 for a total value of US$24,000 were issued on February 28, 2011, as a result, $12,000 has been recorded as deferred stock compensation as of June 30, 2011. As of June 30, 2011, the Company paid $8,695 and accrued $14,748 for services provided by Chenergy.

Consulting Services Agreements

a)
On February 28, 2011, the Company entered into a service agreement with Internet-IR Services Inc. (“Internet-IR”), a company organized under the laws of the State of Nevada, effective January 1, 2011. The Company agreed to pay Internet-IR $4,000 per month for corporate development and acquisition services and of which $2,000 is paid by cash and the other $2,000 is paid by 10,000 common shares issued at $0.20 per share, totaling 120,000 shares over a twelve (12) month period from January 1, 2011 through December 31, 2011, for a total value of US$24,000. As of June 30, 2011, the Company issued 120,000 common stocks, of which $12,000 is recorded in stock based compensation. As of June 30, 2011, the Company paid $4,000 in cash, and accrued $8,000.

b)
The Company entered into a consulting service agreement with Mr. James Westmacott (“consultant”), the principal of Air Consult Associates, an unrelated Washington company on February 28, 2011, effective January 1, 2011. The Company agreed to pay the consultant $4,000 per month for business development and marketing of the Company’s baggage wrap business and of which $2,000 is paid by cash and the other $2,000 were paid by 10,000 common shares issued at $0.20 per share or $2,000, totaling 120,000 shares over a twelve month period from January 1, 2011 through December 31, 2011, for a total value of US$24,000. As of June 30, 2011, the Company issued 120,000 common stocks, of which $12,000 is recorded in stock based compensation. As of June 30, 2011, the Company paid $5,500 in cash, and accrued $6,500.

11.	SUBSEQUENT EVENTS

On July 18, 2011, the Company entered into a Share Purchase and Exchange Agreement with CDS Contact Delivery Services Ltd. d.b.a. Priority Baggage (“Priority Baggage”), a BC Corporation, and Neil Saunders Holdings Inc., the sole shareholder of Priority Baggage. Pursuant to the agreement, the Company agreed to pay $675,000 and to issue 1,250,000 common shares of the Company, at a deemed value of $0.30 per share or $1,050,000, closing within 60 days and is subject to a number of conditions, including the production of satisfactory financial information by Priority Baggage and the satisfactory completion of due diligence by the parties. The Priority Baggage will become a wholly owned subsidiary of the Company on the completion of the transaction. As an additional condition of the agreement, the Company agreed to enter in a consulting agreement with Neil Saunders, the principal executive officer of Priority Baggage, whereby Mr. Saunders will provide consulting service to the Company for a period of twelve (12) months in consideration of 164,000 common shares of the Company, effective on the closing date.

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Three and Six Months ended June 30, 2011 and 2010
(Unaudited)

11.	SUBSEQUENT EVENTS (cont’d…)

On July 19, 2011, the Company received an advance of $1,031 from a company owned by CEO and President of the Company for operations. It is unsecured, non-interest bearing and due on demand.

Secured Luggage Solutions Inc. has evaluated subsequent events for the period June 30, 2011 through the date the financial statements were issued, and concluded there were no other events or transactions occurring during this period that required recognition or disclosure in its financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Chang Lee LLP
Chartered Accountants

606-815 Hornby Street
Vancouver, B.C., V6Z 2E6
Tel: 604-687-3776
Fax:  604-688-3373

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

SECURE LUGGAGE SOLUTIONS INC.
(A development stage company)

We have audited the accompany balance sheets of Secure Luggage Solutions Inc. (“the Company”) as at December 31, 2009 and 2010 and the related statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2009 and 2010 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company incurred losses from operations since inception, has not attained profitable operations and is dependent upon obtaining adequate financing to finance the growth of its current operations and achieve its strategic objectives. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Chang Lee LLP
Vancouver, Canada
Chartered Accountants
May 13, 2011

Secure Luggage Solutions Inc.
(A Development Stage Company)
Balance Sheets

	December 31,	December 31,
	2010	2009

ASSETS

CURRENT ASSETS

Cash and Cash Equivalents	$39,047	$5,626
Prepaid Expense	3,750	13,844
Total Current Assets	42,797	19,470

Prepayment for License Use Right	30,000	-

TOTAL ASSETS	$72,797	$19,470

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts Payable and Accrued Liabilities	$11,250	$2,404
Due to Related Parties	51,548	24,937
Shareholder Loan	-	5,000

Total Current Liabilities	62,798	32,341

Total Liabilities	62,798	32,341

STOCKHOLDERS' EQUITY (DEFICIT)

Authorized: 100,000,000 common shares with par value $0.001	17,477	17,477
20,000,000 preferred shares with par value of $0.001
Issued: 17,477,000 common shares
Nil preferred shares
Share Subscriptions Received	231,000	-
Shares to Be Issued for Services	9,000	-
Additional Paid-in Capital	122,137	121,408
Deficit Accumulated during the Development Stage	(369,615)	(151,756)

Total Stockholders' Equity (Deficit)	9,999	(12,871)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$72,797	$19,470

The accompanying notes are an integral part of these financial statements

Secure Luggage Solutions Inc.
(A Development Stage Company)
Statements of Operations and Comprehensive Loss
(Audited)

			Cumulative Amounts
	For the		From Beginning of
	Years Ended		Development Stage
	December 31,		(December 4, 2008) to
	2010	2009	December 31, 2010

REVENUES	$-	$-	$-

OPERATING EXPENSES

Professional Fees	192,531	130,110	323,641
G & A Expenses	24,599	19,148	44,829

Total Operating Expenses	217,130	149,258	368,470

LOSS FROM OPERATION AND BEFORE	(217,130)	(149,258)	(368,470)
OTHER INCOME ( EXPENSE )

OTHER INCOME ( EXPENSE )

Interest Expenses	(729)	(416)	(1,145)

LOSS FROM OPERATION BEFORE
INCOME TAX	(217,859)	(149,674)	(369,615)

Provision for Income Taxes	-	-	-

NET LOSS AND COMPREHENSIVE LOSS	$(217,859)	$(149,674)	$(369,615)

NET LOSS PER SHARE-BASIC AND DILUTED	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING - BASIC AND DILUTED	17,477,000	14,958,030

The accompanying notes are an integral part of these financial statements

Secure Luggage Solutions Inc.
(A Development Stage Company)
Statements of Cash Flows
(Audited)

			Cumulative Amounts
	For the		From Beginning of
	Years Ended		Development Stage
	December 31,		(December 4, 2008) to
	2010	2009	December 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(217,859)	$(149,674)	$(369,615)
Adjustments to Reconcile Net Loss to Net Cash Used
by Operating Activities:
Shares Issued for Services	-	20,000	21,000
Shares to Be Issued for Services	9,000		9,000
Interest Imputed for Non-Interest Bearing Loans	729	-	729
Changes in Assets and Liabilities:
Prepaid Expenses	10,094	(13,619)	(3,750)
Accounts Payable and Other Liabilities	(15,154)	25,762	11,250
Due to Related Parties	50,611	272	51,548

Net Cash Used by Operating Activities	(162,579)	(117,259)	(279,838)

CASH FLOWS FROM INVESTING ACTIVITY:
Changes in Investing Activity
Acquisition of License Use Right	(30,000)	-	(30,000)

Net Cash Used by Investing Activities	(30,000)	-	(30,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Changes in Financing Activities
Share Issued for Cash	-	173,885	173,885
Share Subscriptions Received	231,000	-	231,000
Share Issue Cost	-	(56,000)	(56,000)
Proceeds from Shareholder Loan	(5,000)	5,000	-
Proceeds from Promissory Note Payable	-	10,000	10,000
Repayment on Promissory Note Payable	-	(10,000)	(10,000)

Net Cash Provided by Financing Activities	226,000	122,885	348,885

NET CHANGE IN CASH AND CASH	33,421	5,626	39,047
EQUIVALENTS
CASH AND CASH EQUIVALENTS AT	5,626	-	-
BEGINNING OF PERIOD

CASH AND CASH EQUIVALENTS AT END
OF PERIOD	$39,047	$5,626	$39,047

SUPPLEMENTAL DISCLOSURES
Cash Paid for:
Interest	$-	$416	$416
Income Taxes	$-	$-	$-

Non-Cash Transactions:
Share Issued for Services	$-	$20,000	$21,000

The accompanying notes are an integral part of these financial statements

Secure Luggage Solutions Inc.
(A Development Stage Company)
Statements of Stockholders' Equity (Deficit)
December 4, 2008 (Inception) through December 31, 2010

				ADDITIONAL			DEFICIT ACCUMULATED DURING	TOTAL
	COMMON STOCK			PAID-IN	SHARE ISSUED	SHARES TO	DEVELOPMENT	SHAREHOLDERS'
	SHARES	AMOUNT		CAPITAL	COST	BE ISSUED	STAGE	EQUITY (DEFICIT)

Balance, inception-December 4, 2008		$		$	$	$	$	$-

Share issued for services at $0.001 per share	1,000,000		1,000	-				1,000
Net loss for the period ending December 31, 2008							(2,082)	(2,082)
Balance, December 31, 2008	1,000,000		$1,000	$-	$-	$-	$(2,082)	$(1,082)

Shares issued for services at $0.001 per share	7,500,000		7,500	-				7,500
Shares issued for cash at $0.001 per share	7,185,000		7,185	-				7,185
Share issued for cash at $0.10
per share, net of stock issuance cost	1,667,000		1,667	165,033	(56,000)			110,700
Share issued for services at $0.10 per share	125,000		125	12,375				12,500
Net loss for theyear ending December 31, 2009							(149,674)	(149,674)
Balance, December 31, 2009	17,477,000		$17,477	$177,408	$(56,000)	$-	$(151,756)	$(12,871)

Share to be issued for service						9,000		9,000
Share subscriptions received			-			231,000		231,000
Imputed interest				729				729
Net loss for the year ending December 31, 2010							(217,859)	(217,859)
Balance, December 31, 2010	17,477,000		$17,477	$178,137	$(56,000)	$240,000	$(369,615)	$9,999

The accompanying notes are an integral part of these financial statements

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

1.             BASIS OF PRESENTATION

The accompanying audited financial statements, expressed in US dollars, have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for audited financial information.

2.             NATURE OF BUSINESS

The accompanying financial statements represent the accounts of Secure Luggage Solutions Inc., incorporated in the State of Delaware on December 4, 2008. The Company is in the development stage and is in the business of luggage wrap., whereby a plastic covering is applied to the luggage by either a machine that rotates the luggage while applying multiple layers of stretchable plastic film or by a machine that conveys the luggage from entrance to exit while applying a single layer of shrink plastic around the luggage.  The Company’s luggage wrap product could be offered to passengers at retail kiosks, pre check-in areas of airports.

3.             GOING CONCERN

These financial statements have been prepared on the basis of a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated any revenues since inception, and further significant losses are expected to be incurred in its development stage. The Company will depend almost exclusively on outside capital through the issuance of common shares, and advances or loans from related parties to finance ongoing operations. The ability of the Company to continue as a going concern is dependent on raising additional capital and ultimately on generating future profitable operations. There can be no assurance that the Company will be able to raise the necessary funds when needed to finance its ongoing costs. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

The Company will require additional funding during the next twelve months to finance the growth of its current operations and achieve its strategic objectives. Management is actively pursuing additional sources of financing sufficient to generate enough cash flow to fund its operations through 2011 and 2012. However management cannot grant any assurances that such financing will be secured.

Information on the Company’s working capital deficiency and deficit is:

	December 31, 2010	December 31, 2009

Working capital deficiency	$(20,001)	$(12,871)
Deficit	$369,615	$151,756

4.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

4.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d…)

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, and all highly liquid debt instruments purchased with a maturity of three months or less.  As at December 31, 2010 and 2009, there were no cash equivalents.

Stock-Based Compensation

The Company adopted Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation”, to account for its stock options and similar equity instruments issued. Accordingly, stock-based compensation is measured at fair value of the instrument on the grant date and recognized over the vesting period as a charge to stock-based compensation with a corresponding increase in contributed surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital.

The Company uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate.

Foreign Currency Translations

The Company maintains its accounting records in U.S. Dollars, as follows: At the transaction date, each asset, liability, revenue and expense that was acquired or incurred in a foreign currency is translated into U.S. dollars by the using of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are translated at the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

Comprehensive Income

The Company has adopted ASC 220, “Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The Company is disclosing this information on its Statement of Stockholders’ Equity. Comprehensive income comprises equity except those transactions resulting from investments by owners and distributions to owners.

Concentration of credit risk

The Company places its cash and cash equivalent with high credit quality financial institution. As of December 31, 2010, the Company had approximately $nil in a bank beyond insured limit (2009 - $nil).

Income Taxes

The Company has adopted SC740, “Income Taxes”, which requires the Company to recognized deferred tax liabilities and assets for the expected future tax consequence of events that have been recognized in the Company’s financial statements or tax returns using the liability method. Under this method, deferred tax liabilities and assets are determined based on the temporary differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse.

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

4.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d…)

Net Income (Loss) per Common Share

Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted income (loss) per share is calculated using the treasury stock method and reflects the potential dilution of securities by including stock options, special warrants, and contingently issuable shares, if any, in the weighted average number of common shares outstanding for a year, if dilutive. In a loss year, potential dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive. Accordingly, basic and diluted loss per share is the same for the loss year.

Fair Value of Financial Instruments

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the relative reliability of the inputs used to estimate the fair values.  The three levels of the fair value hierarchy are:

●	Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities
●	Level 2 – inputs other than quoted prices that are observable for the asset or liability either directly or indirectly; and
●	Level 3 – inputs that are not based on observable market data.

For the years ended December 31, 2010, the fair value of cash and cash equivalents was measured using Level 1 inputs. The Company’s financial instruments include cash and cash equivalents, accounts payable and accrued liabilities, due to related parties, and shareholder loan.  Fair values of these financial statements approximate their carrying values due to their short-term nature.  Management is of the opinion that the Company is not exposed to significant interest, credit or currency risks arising from these financial instruments.

New Accounting Pronouncements

In February 2010, the FASB issued ASC No. 2010-09, “Amendments to Certain Recognition and Disclosure Requirements”, which eliminates the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. ASC No. 2010-09 is effective for its fiscal quarter beginning after 15 December 2010. The adoption of ASC No. 2010-09 is not expected to have a material impact on the Company’s financial statements.

In April 2010, the FASB issued ASU 2010-13, “Compensation—Stock Compensation (Topic 718): Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades,” or ASU 2010-13. This ASU provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The Company does not expect the adoption of ASU 2010-13 to have a significant impact on its financial statements.

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

4.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont’d…)

New Accounting Pronouncements (Cont’d…)

In April 2010, the FASB codified the consensus reached in Emerging Issues Task Force Issue No. 08-09, “Milestone Method of Revenue Recognition.” FASB ASU No. 2010-17 “Revenue Recognition – Milestone Method (Topic 605)” provides guidance on defining a milestone and determining when it may be appropriate to apply the milestone method of revenue recognition for research and development transactions. FASB ASU No. 2010 – 17 is effective for fiscal years beginning on or after June 15, 2010, and is effective on a prospective basis for milestones achieved after the adoption date. The Company does not expect this ASU will have a material impact on its financial position or results of operations.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s financial statements upon adoption.

5.             CAPITAL STOCK

Authorized

The total authorized is 100,000,000 common shares with a par value of $0.001 per common share and 20,000,000 preferred shares with par value of $0.001.

Issued and Outstanding

On December 4, 2008, 1,000,000 shares of common stock were approved by the board of the director and issued to the CEO of the Company for his services, valued at $0.001 per share or $1,000.

On January 15, 2009, 7,500,000 shares of common stock were approved by the board of the director and issued to the CEO of the Company for his services, valued at $0.001 per share or $7,500.

On February 27, 2009, 7,185,000 share of the common stock were approved by the board of the director and issued to the CEO of the Company for cash, valued at $0.001 per share or $7,185.

On June 30, 2009, 100,000 shares of the common stock were approved by the board of the director and issued to the Secretary Treasurer of the Company for his services, valued at $0.10 per share or $10,000.

On June 30, 2009, 267,000 shares of the common stock were approved by the board of the director for private placements and issued for cash, valued at $0.10 per share or $26,700.

On June 30, 2009, 25,000 shares of the common stock were approved by the board of the director and issued to the consultant of the Company for his signing bonus, valued at $0.10 per share or $2,500.

During August 2009, 1,400,000 shares of the common stock were approved by the board of the directors for a private placement and issued for cash valued at $0.10 per share or $140,000. The Company paid a commission on the funds raised which amounted to $56,000 in cash and has been deducted as a cost of issuance, pursuant to the agreement.
In September and October 2010, per approval of the Company’s board of directors, $231,000 was received for 1,155,000 shares of the common stock of the Company valued at $0.20 per share.  These shares have not been issued as of the date of the auditors’ report due to the administrative reason.

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

6.             CONVERTIBLE NOTE PAYABLE
During March 2009, the Company received $10,000 from Secure Luggage Systems, Inc. (the “SL Systems”), a Canadian registered privately held company that the President and CEO of the Company owns 35.4% equity interest, pursuant to a convertible note payable. The note bears interest at 10% per annum, and is due on demand. The note holder has the right, at the sole discretion of the holder, to convert the principal and accrued interest on the note, in whole or in part, into shares of the Company’s common stock at a price of $0.01 per share, such shares to be adjusted pro-rata with all other shareholders, for any changes in the capital structure of the issuer. On August 6, 2009, the Company paid back the $10,000 of principal and $416 of accrued interest to SL System on demand.

The Company has adopted Emerging Issues Task Force (EITF) Issue ASC470-20, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, and EITF Issue ASC470-20, “Application of EITF Issue ASC470-20 to Certain Convertible Instruments.” The Company incurred debt whereby the convertible feature of the debt provides for a rate of conversion based upon the closing market value of the common stock on the last trading day prior to the date upon which the note holder provides written notice. This would result in a conversion price greater than or equal to the stock price, resulting in no beneficial conversion feature.

7.             INCOME TAXES

The Financial Accounting Standards Board (FASB) has issued FASB ASC 740-10 (Prior authoritative literature: Financial Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 (FIN 48)).  FASB ASC 740-10 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with prior literature FASB Statement No. 109, Accounting for Income Taxes.  This standard requires a company to determine whether it is more likely than not that a tax position will be sustained will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than- not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FASB ASC 740-10.  Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Deferred tax assets and the valuation account are as follows:

	For the Years Ended
	December 31,
	2010	2009
Deferred tax asset:
Net operating loss carryforward	$125,669	$47,857
Valuation allowance	(125,669)	(47,857)
	$-	$-

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

7.             INCOME TAXES (Cont’d…)

The components of income tax expense are as follows:

	For the Years Ended
	December 31,
	2010	2009

Current federal tax	$-	$-
Current state tax	-	-
Change in non-operating loss benefit	(74,000)	(47,000)
Change in valuation allowance	74,000	47,000
	$-	$-

The Company has adopted FASB ASC 740-10 to account for income taxes. The Company currently has no issues creating timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years. Due to the uncertainty of the utilization of net operating loss carry forwards, an evaluation allowance has been made to the extent of any tax benefit that net operating losses may generate.  A provision for income taxes has not been made due to net operating loss carry-forwards of $125,669 and $47,857 as of December 31, 2010 and 2009, respectively, which may be offset against future taxable income through 2030. No tax benefit has been reported in the financial statements.

8.             RELATED PARTY TRANSACTIONS

During the year ended December 31, 2010, the Company was charged $108,000 (December 31, 2009 – 55,500) management fees by a Company owned by the President and CEO of the Company.

As of December 31, 2010, $30,000 was prepaid to SL Systems per the Exclusive License Agreement for the usage of patents and intellectual property (see Note 9). As of April 28, 2011, the CEO of the Company surrendered his shares in the Secure Luggage System. As a result, Secure Luggage Systems is no longer a related party effective April 28, 2011.

The President and CEO of the Company, as well as a company controlled by him, advanced funds to the Company for operating expenses and management fees. The advanced amounts are $51,548 and $24,937 for the years ended December 31, 2010 and 2009, respectively. The amounts due to related parties are unsecured, non- interest bearing and have no specific terms of repayment.

The Company received short term shareholder loans of $5,000, $5,000 and $5,000 on December 29, 2009, February 9, 2010, and April 27, 2010, respectively, from the President and CEO of the Company for operations. These loans are unsecured, non-interest bearing and are due on demand. The Company determined to impute 8% interest from the receiving date of the loans, which are based on the financing cost in the current market. On October 1, 2010, the Company paid back $15,000 of the short term shareholder loans in full on demand to the President and CEO of the Company. As of December 31, 2010 and 2009, the Company imputed loan interest of $729 and $nil, respectively.

See Note 6 and 9.

The Company paid $12,260 consulting fees to CFO of the Company for the year ended December 31, 2010 (2009-$6,260).

Related party transactions are in the normal course of operations, occurring on terms and conditions that are similar to those of transactions with unrelated parties and, therefore, are measured at the exchange amount.

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

9.             COMMITMENTS

Office Lease Agreement

On December 4, 2008, the Company has entered into a virtual office lease agreement with a third-party at a cost of $225 plus expenses occurred per month expiring July 31, 2009. Per the lease agreement, the lease will be automatically extended without 90 days advanced notice. As of December 31, 2010, the lease has been extended to July 31, 2011.

Consulting Service Agreements

The Company entered into a consulting services agreement with Mr. James Westmacott, the principal of Air Consult Associates, an unrelated Washington Company on June 29, 2009, effective from July 1, 2009 on a recurring basis of one year intervals for a continuous period until terminated by either party.  The agreement was later amended on November 17, 2009.  Per the amended agreement, The Company agreed to issue 25,000 shares of common stock valued at $0.10 per share or $2,500 as a signing bonus. The Company also agreed to make $300 per diem for services rendered, not to exceed a total payment of $1,500 per month, payable in advance from commencement date through to the end of the month in which date the Company achieves a listing for trading in the Company’s shares on a United States Public Market. The Company agreed to pay a per diem of $300 for services rendered, not to exceed a total payment of $5,000 per month from the 1st day of the month following receipt of a listing for trading in the Company’s shares on a United States Public Market. The Company agreed to pay $375 per diem for services rendered from the 1st day of the month following the commissioning of the first bag/cargo security and protection system under contract, not to exceed a total payment of $8,250 per month. Upon completion of the listing of Company’s stock, the Company agreed to provide additional monthly payments of 4,000 common shares and be issued on a quarterly basis consistent with the Company’s quarterly reporting and filings. The monthly payment of shares shall cease and any shares accrued will be issued and reported in the next quarterly filings in the event of cancellation of the agreement.

As of December 31, 2009, the Company issued 25,000 shares of common stock valued at $2,500. For the year ended December 31, 2010, the Company incurred consulting service fees of $18,000 (2009 - $11,500), out of which $1,500 was outstanding as of December 31, 2010 (2009 - $Nil).

Consulting Service Agreements

The Company entered into a consulting services agreement with Mr. Warren Turner, the principal of TurnerKey Consulting, an unrelated Alberta company on August 24, 2009, effective from the date of signing the agreement, on a recurring basis of one year intervals for a continuous period until terminated by either party. The consultant shall undertake research of similar technologies and consider as relevant to the business development, manufacturing and marketing of the Company’s products, consistent with the business plan of the Company and as directed by the Company. The Company agreed to make payment of $300 per diem for services rendered, not to exceed a total payment of $750 as a total payment from period beginning August 24, 2009 through to August 31, 2009. The Company also agreed to make payment for services rendered at $300 per diem, not to exceed a total payment of $1,500 per calendar month for the duration of the agreement. On May 10, 2010, the consulting services agreement with Mr. Warrant Turner, TurnerKey Consulting has been cancelled.  For the year ended December 31, 2010, the Company paid a total of $Nil (2009 - $750) to Mr. Warren Turner, Turnerkey Consulting.

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

9.             COMMITMENTS (Cont’d…)

Consultant Agreement

On December 22, 2009 the Company entered into a consultant agreement with Moody Capital, LLC and its affiliate Moody Capital Solutions, Inc. (“Moody” collectively), a broker dealer registered with the Securities and Exchange Commission (“SEC”) and a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), to serve as a consultant to the Company in assisting the Company in attaining a US OTC Bulletin Board listing. In connection with the services to be provided, upon execution of the agreement, the Company shall pay Moody $3,500 (paid) and upon receipt of the FINRA letter authorizing the US OTCBB listing of the Company, the Company shall pay the sum of $3,500 and 45,000 shares of restricted common stock of the Company. As of December 31, 2010, the Company has received the authorization letter from FINRA and accrued $3,500 payable to Moody and 45,000 shares to be issued.

Transfer Agent Agreement

On June 28, 2010, the Company entered into a transfer agent agreement with Island Stock Transfer (the “Agent”) to appoint them as its transfer agent, warrant agent, and registrar for the common stock of the Company. The Company paid $3,750 as of the date of this agreement and another $3,750 will be set up as payable once account is activated upon receipt of the FINRA letter authorizing the US OTCBB listing of the Company, which provides for all account set-up services effective for 12 months from the date of this agreement. The Company shall pay additional $200 monthly service fees once the account is activated. As of December 31, 2010, the Company received the authorization letter from FINRA and had $3,750 commitment outstanding for fully active the account, which was subsequently paid.

Termination of Previous Transfer Agent Agreement

The activation of the Company’s transfer agent agreement with Island Stock Transfer activated termination of the Company’s previous transfer agent agreement with Pacific Stock Transfer Company (the Company’s previous transfer agent), which specifies a termination fee of $2,500 being due and payable immediately upon termination of the agreement with Pacific Stock Transfer Company. As of December 31, 2010, the Company accrued the termination fee of $2,500 and paid off in February 2011.

Exclusive License Agreement

On November 7, 2010, the Company entered into “Exclusive License Agreement” with SL Systems for a five-year term from signing date of this agreement. The Licensor agreed to appoint the Company as the representative of the baggage wrapping systems (the “Wrapping Systems”) developed by SL Systems and protected by US Patent #5,890,345 and Canadian Patent #CA 2, 162,637, for the marketing rights and manufacturing rights of the Wrapping Systems.  The Company is subject to a royalty fee of ten percent (10%) of gross revenue and additional 10% of manufacturing cost. Per the agreement, the Company agreed to pay $500,000 in total including $30,000 in cash and 1,175,000 common shares of the Company, at the higher value of $0.40 per share or the market closing price per share, as of the closing date of this “Agreement”. The payment of the shares shall be under Regulation “S” of the Securities Act and are restricted for one (1) year from date of issue or until such securities are cleared by registration statement filed with the SEC. The Company also grants “piggy back” registration rights on 600,000 shares of the total 1,175,000 restricted common shares. This “Agreement” shall automatically be deemed extended for an additional five (5) year term upon expiry of the first five (5) year term, as long as the Company is not in default and successive terms upon mutual agreement by both parties. On November 7, 2010, the Company prepaid $30,000 in cash to SL Systems.  As of February 28, 2011, the Company has issued 1,175,000 shares of the Company’s common shares. The Company has fulfilled the obligations for acquisition of the license right.

Secure Luggage Solutions Inc.
(A Development Stage Company)
Condensed Notes to Financial Statements
For the Years Ended December 31, 2010 and 2009

10.           SUBSEQUENT EVENTS

On February 14, 2011, the Company entered into a service agreement with Chenergy Service Inc. (the “Chenergy”), a company organized under the laws of the Province of British Columbia, effective January 1, 2011. Chenergy is a consulting company controlled by the chief financial officer of the Company.  The Company agreed to pay Chenergy $1,500 per month for accounting services and $4,000 for management services, of which $2,000 is paid by cash and 10,000 common shares to be issued at $0.20 per share. Totaling 120,000 shares over twelve months period from January 1, 2011 through December 31, 2011 for a total value of US$24,000 were issued on February 28, 2011.

On February 28, 2011, the Company entered into a service agreement with Internet-IR Services Inc. (the “Internet-IR”), a company organized under the laws of the State of Nevada, effective January 1, 2011. The Company agreed to pay Internet-IR $4,000 per month for corporate development and acquisition services and of which $2,000 is paid by cash and 10,000 common shares to be issued at $0.20 per share or $2,000. Totaling 120,000 shares over twelve month period from January 1, 2011 through December 31, 2011 for a total value of US$24,000 were issued on February 28, 2011.

The Company entered into a consulting service agreement with Mr. James Westmacott (“consultant”), the principal of Air Consult Associates, an unrelated Washington Company on February 28, 2011, effective January 1, 2011. The Company agreed to pay the consultant $4,000 per month for corporate development and acquisition services and of which $2,000 is paid by cash and 10,000 common shares to be issued at $0.20 per share or $2,000. Totaling 120,000 shares over twelve month period from January 1, 2011 through December 31, 2011 for a total value of US$24,000 were issued on February 28, 2011.

On February 28, 2011, the Company issued 1,155,000 shares of the common stock of the company at $0.20 per share for the $226,000 share subscription received in September 2010 and $5,000 received in 2009.

On February 28, 2011, the Company issued 1,175,000 shares of the common stock of the company for the license use right valued at $0.20 per share or $235,000. The Company also issued 45,000 shares at 0.20 per share or $9,000 for service received in prior year in respect of going public.

On February 28, 2011 the Company issued 235,000 shares of the common stock of the company for cash valued at $0.20 per share or $47,000.

On February 28, 2011, the Company issued 200,000 shares of the common stock of the company for cash valued at $0.20 per share or $40,000.

On April 4, 2011, holders of a majority of the shares of common stock acted by written consent in lieu of a special meeting of shareholders to adopt and approve an amendment to the Certificate of Incorporation to increase the number of authorized common stock from 25,000,000 to 100,000,000 with a par value of $0.001 per common share and creation of 20,000,000 shares of preferred stock with a par value of $0.001. The effective date of the amendment is April 5, 2011. Such amendment is retrospectively reflected in the financial statements.

See Note 9.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Executive Overview

The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this annual report. The following discussion contains forward-looking statements that reflect our plans, estimates and believes. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such difference include, but are not limited to; those discussed below and elsewhere in this annual report, particularly in the section entitled “Risk Factors” beginning on page 10 of this annual report.

Our audited financial statements are stated in United State Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Results of Operations for our Years Ended December 31, 2010 and 2009

Our operating results for years ended December 31, 2010 and 2009 and the changes between those periods for the respective items are summarized as follows:

	Year Ended December 31, 2010		Year Ended December 31, 2009		Change Between Year Ended December 31, 2010 and 2009
Revenue	$	Nil	$	Nil	$	Nil
Professional fees		$192,531		$130,110		$62,421
General and administrative		$24,599		$19,148		$5,451
Interest expense		$729		$416		$313
Net Income (Loss)		$(217,859)		$(149,674)		$(68,185)

Our financial statements report a net loss of $217,859 for the year ended December 31, 2010 compared to a net loss of $149,674 for the year ended December 31, 2009. Our losses have increase primarily as a result of an increase in professional fees.

Revenues

We have not earned any revenues since our inception.

Professional fees

The increase in professional fees for our year ended December 31, 2010 is due to increased consulting fees, management fees and legal fees related to filings with SEC.

General and administrative

The increase in our general and administrative expense for our year ended December 31, 2010 is due to increased transfer agent fees.

Interest expenses

The increase in interest expense for our year ended December 31, 2010 is due to more imputed interest for the shareholder short term loan.

Results of Operation Three Months Ended June 30, 2011 compared to Three Months Ended June 30, 2010

Our operating results for the three months ended June 30, 2011, for the three months ended June 30, 2010 and the changes between those periods for the respective items are summarized as follows:

	Three Months Ended June 30, 2011		Three Months Ended June 30, 2010		Change Between Three Month Period Ended June 30, 2011 and 2010
Revenue	$	Nil	$	Nil	$	Nil
Professional fees		$102,996		$58,210		$44,786
Depreciation expense		$6,625		Nil		$6,625
General and administrative		$10,149	$3,299	$6,850
Interest expense	$	Nil	$269	$(269)
Net Income (Loss)		$(119,770)	$(61,778)	$(57,992)

Our financial statements report a net loss of $119,770 for the three month period ended June 30, 2011 compared to a net loss of $61,778 for the three month period ended June 30, 2010. Our losses have increased by $57,992 primarily as a result of an increase in professional fees, depreciation expense and general and administrative expenses.

Six Months Ended June 30, 2011 compared to Six Months Ended June 30, 2010

Our operating results for the six months ended June 30, 2011, for the six months ended June 30, 2010 and the changes between those periods for the respective items are summarized as follows:

	Six Months Ended June 30, 2011		Six Months Ended June 30, 2010		Change Between Six Month Period Ended June 30, 2011 and 2010
Revenue	$	Nil	$	Nil	$	Nil
Professional fees		$201,049		$90,278		$110,771
Depreciation expense		$8,833		Nil		$8,833
General and administrative		$27,237		$7,380		$19,857
Interest expense	$	Nil		$426		$(426)
Net Income (Loss)		$(237,119)		$(98,084)		$(139,035)

Our financial statements report a net loss of $237,119 for the six month period ended June 30, 2011 compared to a net loss of $98,084 for the six month period ended June 30, 2010. Our losses have increased by $139,035 primarily as a result of an increase in professional fees, depreciation expense and general and administrative expenses.

Revenues

We have not earned any revenues since our inception.

Liquidity and Financial Condition for the years ended December 31, 2010 and 2009

As of December 31, 2010, we had cash and cash equivalents in the amount of $39,047 as compared to $5,626 as of December 31, 2009. Our current total assets were $42,797 and our total current liabilities were $62,798 and we had a working capital deficiency of $20,001. Our financial statements report a net loss of $217,859 for the year ended December 31, 2010, and a net loss of $369,615 for the period from December 4, 2008 (date of inception) to December 31, 2010.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company attaining and maintaining profitable operations and raising additional capital as needed. In this regard we have raised additional capital through equity offerings and loan transactions.

Cash Flows	As at December 31,
	2010	2009
Net Cash (Used) Provided by Operating Activities	$(162,579)		$(117,259)
Net Cash Used In Investing Activities	$(30,000)	$	Nil
Net Cash Provided by Financing Activities	$226,000		$122,885
Cash Increase (Decrease) In Cash During The Period	$33,421		$5,626

Operating Activities

Net cash used in operating activities was $162,579 for our year ended December 31, 2010 compared with cash used in operating activities of $117,259 in the same period in 2009. This difference was primarily due to the increase of net loss and the payment made in payable, offset by an increase in due to related party.

Investing Activities

Net cash used in investing activities was $30,000 for our year ended December 31, 2010 compared to net cash used in investing activities of $Nil in 2009 was mainly attributable to the prepayment in regard to the acquisition of license used right.

Financing Activities

Net cash provided in financing activities was $226, 000 for our year ended December 31, 2010 compared to net cash provided of $122,885 in the same period in 2009. This primarily resulted from more proceeds of share subscription received.

Our principal sources of funds have been from sales of our common stock.

Liquidity and Financial Condition for the period ended June 30, 2011 compared to the period ended June 30, 2010

As of June 30, 2011, our total current assets were $32,179 (December 31, 2010, $42,797) and our total current liabilities were $157,466 (December 31, 2010, $62,798) and we had a working capital deficit of $125,287 (December 31, 2010, $20,001). Our financial statements report a net loss of $237,119 for the six month period ended June 30, 2011 (2010, $98,084), and a net cumulative loss of $606,734 (December 31, 2010, $369,615) for the period from December 4, 2008 (date of inception) to June 30, 2011.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company attaining and maintaining profitable operations and raising additional capital as needed. In this regard we have raised additional capital through equity offerings and loan transactions.

Cash Flows	As at June 30,
	2011	2010
Net Cash (Used) Provided by Operating Activities	$(94,579)		$(14,767)
Net Cash Used In Investing Activities	$(30,000)	$	Nil
Net Cash Provided by Financing Activities	$87,000		$10,000
Cash Increase (Decrease) During The Period	$(37,579)		$(4,767)

We had cash and cash equivalents in the amount of $1,468 as of June 30, 2011 as compared to $39,047 as of December 31, 2010. We had a working capital deficiency of $125,287 as of June 30, 2011 compared to working capital deficiency of $20,001 as of December 31, 2010.

We estimate that we will require approximately $2.1 million in order to execute our business plan during the 12 month period beginning January 1, 2010.  Based on our net loss of $237,119 incurred during the six month period ended June 30, 2011, our monthly burn rate is approximately $39,500 per month.   As at June 30, 2011 we had cash on hand of $1,468, which would not allow us to sustain our operations through July 31, 2011 based on our current monthly burn rate and current rate of activity.   Accordingly, we anticipate that we will be required to significantly reduce our business activities until we are able to secure additional financing.  In this regard, we estimate that we will require approximately $10,000 per month to sustain nominal operations going forward.

Our principal sources of funds have been from sales of our common stock.

Contractual Obligations

As a “smaller reporting company”, we are not required to provide tabular disclosure obligations.

Going Concern

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. Our company has a net loss of $217,859 for the year ended December 31, 2010 [2009 – net loss of $149,674] and at December 31, 2010 had a deficit accumulated during the development stage of $369,615 [2009 – $151,756]. Our company had no revenue generated since inception. Our company has working capital deficiency of $20,001 as at December 31, 2010 and $125,287 as at June 30, 2011. Our company requires additional funds to maintain its existing operations and to acquire new business assets. These conditions raise substantial doubt about our company’s ability to continue as a going concern. Management’s plans in this regard are to raise equity and debt financing as required, but there is no certainty that such financing will be available or that it will be available at acceptable terms. The outcome of these matters cannot be predicted at this time.

These financial statements do not include any adjustments to reflect the future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

At this time, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock or through a loan from our directors to meet our obligations over the next twelve months. We do not have any arrangements in place for any future debt or equity financing.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangement that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

Stock-Based Compensation

We adopted Accounting Standards Codification (“ASC”) 718, “Compensation – Stock Compensation”, to account for our stock options and similar equity instruments issued. Accordingly, stock-based compensation is measured at fair value of the instrument on the grant date and recognized over the vesting period as a charge to stock-based compensation with a corresponding increase in contributed surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in contributed surplus, is recorded as an increase to share capital.

We use the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate.

Foreign Currency Translations

We maintain our accounting records in U.S. Dollars, as follows: At the transaction date, each asset, liability, revenue and expense that was acquired or incurred in a foreign currency is translated into U.S. dollars by the using of the exchange rate in effect at that date. At the period end, monetary assets and liabilities are translated at the exchange rate in effect at that date. The resulting foreign exchange gains and losses are included in operations.

Net Income (Loss) per Common Share

Basic income (loss) per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted income (loss) per share is calculated using the treasury stock method and reflects the potential dilution of securities by including stock options, special warrants, and contingently issuable shares, if any, in the weighted average number of common shares outstanding for a year, if dilutive. In a loss year, potential dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive. Accordingly, basic and diluted loss per share is the same for the loss year.

Recent Accounting Pronouncements

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on our company’s financial statements upon adoption.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Chang Lee LLP (now Meyers Norris Penny LLP) has audited our Financial Statements for the year ended December 31, 2010 and 2009, and to the extent set forth in its report, which are included herein in reliance upon the authority of said firm as experts in accounting and auditing.  There were no disagreements related to accounting principles or practices, financial statement disclosure, internal controls or auditing scope or procedure during the two fiscal years and any interim period.

On August 10, 2010, Chisholm, Bierwolf, Nilson, & Morrill, LLC resigned as our independent registered public accounting firm.

The reports of Chisholm, Bierwolf, Nilson, & Morrill, LLC regarding the financial statements of the Company as of and for the years ended December 31, 2009 and December 31, 2008 do not contain an adverse opinion or disclaimer of opinion, nor are they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2008 and December 31, 2009 and continuing through August 10, 2010, there were no disagreements with Chisholm, Bierwolf, Nilson, & Morrill, LLC regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Chisholm, Bierwolf, Nilson, & Morrill, LLC, would have caused Chisholm, Bierwolf, Nilson, &

Morrill, LLC to make reference to the subject matter of any such disagreement in its reports regarding the Company’s financial statements for such periods. During the fiscal years ended December 31, 2008 and December 31, 2009, there were no reportable events as defined in Item 304 (a)(1)(v) of Regulation S-K.

The Company has requested that Chisholm, Bierwolf, Nilson, & Morrill, LLC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter is filed herewith as Exhibit 16.1.  On August 10, 2010, upon the authorization and approval of its Board of Directors, the Company engaged Chang Lee LLP (“Chang”) as its independent registered public accounting firm.

Subsequent to the change of auditor on August 10, 2010, our company was advised by the United States Securities and Exchange Commission on April 21, 2011 that our former auditors, Chisholm, Bierwolf, Nilson, & Morrill, LLC, have been denied the privilege of appearing or practicing before the SEC as an accountant.

In accordance with the SEC's decision, our board of directors has concluded that the financial statements for the year ended December 31, 2009 should not be relied upon as they were based on statements made by our company’s former independent accounting firm.

Our company has re-stated the financial statements for the year ended December 31, 2009 and included an audit report from our current independent auditor Chang Lee LLP (now Meyers Norris Penny LLP) in this Prospectus.

No consultations occurred among the Company and Chang during the years ended December 31, 2009 and December 31, 2008 and continuing through August 10, 2010, regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, the type of audit opinion that might be rendered regarding the Company’s financial statements, or other information provided that was an important factor considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue, or (ii) any matter that was either subject of disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions or a reportable event requiring disclosure pursuant to Item 304(a)(1)(iv) of Regulation S-K.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

All directors of our Company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our Company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with our Company	Age	Date First Elected Or Appointed
Donald G. Bauer	President, Chairman, Chief Executive Officer and Director	61	December 8, 2008
Cherry Cai	Chief Financial Officer	45	February 14, 2011
Jack Kraus	Treasurer, Secretary and Director	57	September 8, 2009

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he was employed.

Donald G. Bauer, President, Chairman, Chief Executive Officer and Director

Donald G. Bauer is the founder of our company and is responsible for the development of our business.  Additionally, Mr. Bauer has contributed his time, effort, and funds to our company, to enable our company to commence operations.  During the period beginning September 1994, until April 2009, Mr. Bauer was the President, a director, and a shareholder of Secure Luggage Systems Inc, an Alberta corporation, which specialized in designing and manufacturing technology that would secure and protect assorted luggage with a strap and wrap process.  Mr. Bauer, while the President, a director and the majority shareholder of Secure Luggage Systems Inc., an Alberta corporation, developed a strap and wrap process to secure and protect individual packages and pieces of luggage.  The strap and wrap process is a combination of two processes; first, one or more straps is wrapped around the circumference of the luggage and, second, shrink to fit plastic film is wrapped around that luggage.  While with Secure Luggage Systems, Inc., an Alberta corporation, Mr. Bauer worked with various personnel, consultants, service technicians and manufacturers to develop various mechanical components into a system and create the programming necessary to operate that system in an efficient manner.  The system was designed to incorporate various technologies, including weighing and measuring each piece of luggage or package processed.
Mr. Bauer spent the majority of his first 25 years in business as owner operator of a number of companies in the domestic and international oil field service sector.  Mr. Bauer has been involved as a founding member of the Petroleum Service Association of Canada and a founding member of the Alberta Manufacturer’s Association, now the Canadian Manufacturer’s Association.

At the age of 24, Mr. Bauer was a partner in a start-up oil field service company, Blowout Prevention Equipment Services Ltd., specializing in blowout preventers, high pressure values and control systems used by drilling and well service rigs.  Mr. Bauer merged that company with a then newly created company, Blowout Products Inc., to manufacture and sell his own design of blowout preventer in 1980 and grew that company to sales orders of approximately $67 million, when it was sold to a U.S. based partner.   Mr. Bauer went on to start a service and repair company, Weltech Manufacturing & Services Inc., which specialized in custom manufacturing and machining of high pressure equipment and blowout prevention technology, growing sales to $1.5 million prior to selling the company in 1993.

Upon retirement from the oilfield service and manufacturing industry, and based on his many foreign travel experiences, Mr. Bauer conceived the concept of securing and protecting luggage.  Mr. Bauer went on to start a business, Secure Luggage Systems Inc., an Alberta corporation, which, as specified above, specialized in designing and manufacturing technology that secures and protects luggage with a strap and wrap process.  Actively involved in his community, Mr. Bauer has contributed as a director and executive of various organizations, including Nisku/Leduc Rotary Club, Leduc Tourism & Convention Authority, Leduc Agricultural Society, Leduc General Hospital Fundraising Committee and Alberta’s World Oil Park.

Mr. Bauer was chosen as one of our directors due to his experience with startup companies and expertise in the luggage wrap industry.

Cherry Cai, Chief Financial Officer

Ms. Cai has a Master Degree of Financial Accounting and a Bachelor Degree in Economics (Beijing, China) and has worked as CFO of Armadillo Resources Ltd. and as CFO of Hendrx Corp., both based in Vancouver, British Columbia. Armadillo is a mining exploration and development Company with properties in British Columbia and Hendrx is engaged in the research and development, manufacture, marketing and world-wide distribution of water generation, filtration, ionization, desalinization, and purification devices.

Among some of the areas of experience, Ms. Cai brings expertise in financial & strategic planning, operational & risk management, regulatory compliance reporting, business expansion, start-up operations, financial modeling, program development, corporate financing, and corporate governance/internal controls.

Jack Kraus, Treasurer, Secretary and Director

Jack Kraus is a retired police officer with more than 34 years of service with the Edmonton Police Service.  During his career in law enforcement, Mr. Kraus served at an international airport, where he worked with Customs and Immigration officials for the United States and Canada, the Royal Canadian Mounted Police, and INTERPOL relating to criminal activity and the movement of international persons of interest.

Mr. Kraus has served with the United Nations Peace Corp. in Kosovo during 2002 and 2003.  In that regard, Mr. Kraus founded a charity to distribute aid packages throughout the worst areas of Kosovo.  Mr. Kraus continues to be involved in his community and is a founding member of an addiction intervention program.

Mr. Kraus serves our company on an as needed, part-time basis.  Mr. Kraus was chosen as one of our directors due to his experience in law enforcement bodies and work with airport security.

Family Relationships

There are no family relationships between any of our directors, executive officers and proposed directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Other Directorships

Other than the above, none of our directors hold any other directorships in any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

Board and Committee Meetings

Our board of directors held no formal meetings during the year ended December 31, 2010. All proceedings of the board of directors were conducted by resolutions consented to in writing by all the directors and filed with the minutes of the proceedings of the directors. Such resolutions consented to in writing by the directors entitled to vote on that resolution at a meeting of the directors are, according to  Delaware General Corporate Law and our Bylaws, as valid and effective as if they had been passed at a meeting of the directors duly called and held.

Nomination Process

As of December 31, 2010, we did not effect any material changes to the procedures by which our shareholders may recommend nominees to our board of directors. Our board of directors does not have a policy with regards to the consideration of any director candidates recommended by our shareholders. Our board of directors has determined that it is in the best position to evaluate our Company’s requirements as well as the qualifications of each candidate when the board considers a nominee for a position on our board of directors. If shareholders wish to recommend candidates directly to our board, they may do so by sending communications to the president of our Company at the address on the cover of this annual report.

Audit Committee and Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its audit committee that qualifies as an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S-K, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date. In addition, we currently do not have nominating, compensation or audit committees or committees performing similar functions nor do we have a written nominating, compensation or audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committees can be adequately performed by our board of directors.

Code of Ethics

We have not adopted a code of ethics for our principal executive and financial officers for 2010.  Our board of directors has revisited this issue in 2011 and determined for adoption of a code of ethics is appropriate during 2011 and appointed a new chief financial officer on February 14, 2011.  In the meantime, our management intends to promote honest and ethical conduct, full and fair disclosure in our reports to the SEC, and compliance with applicable governmental laws and regulations.

Committees

We do not have a standing nominating committee for directors, nor do we have an audit committee with an audit committee financial expert serving on that committee. Our entire board of directors acts as our nominating and audit committee.

EXECUTIVE COMPENSATION

The particulars of the compensation paid to the following persons:

●	our principal executive officer;

●	each of our two most highly compensated executive officers who were serving as executive officers at the end of the years ended December 31, 2010 and 2009; and

●
up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the years ended December 31, 2010 and 2009, who we will collectively refer to as the named executive officers of our company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did exceed $100,000  for the respective fiscal year:

The following table shows the compensation paid to our principal executive officers for the past two fiscal years ended December 31, 2010 and 2009.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Donald G. Bauer	2010	108,000	(4)	-0-	-0-		-0-	-0-	-0-	-0-	108,000
President and Chief Executive Officer	2009	55,500	(5)	-0-	7,500	(1)	-0-	-0-	-0-	-0-	63,000

Jack Kraus	2010	-0-		-0-	-0-		-0-	-0-	-0-	-0-	-0-
Secretary, Treasurer	2009	-0-		-0-	10,000	(2)(3)	-0-	-0-	-0-	-0-	10,000

Cherry Cai	2010	12,260	(6)	-0-	-0-	-0-	-0-	-0-	-0-	12,260
Chief Financial Officer	2009	6,260	(7)	-0-	-0-	-0-	-0-	-0-	-0-	6,260

(1) 7,500,000 shares of our common stock, valued at $.001 per share
(2) 100,000 shares of our common stock, valued at $0.10 per share
(3) One time compensation
(4)(5) Payment for the management fees to Doane Investments Inc., a company owned by our President and CEO.
(6)(7) Hourly consulting fees charged to our company by our Chief Financial Officer.

Stock Option Plan

Currently, we do not have a stock option plan in favour of any director, officer, consultant or employee of our company.

Stock Options/SAR Grants

During our fiscal year ended December 31, 2010 there were no options granted to our named officers or directors.

Outstanding Equity Awards at Fiscal Year End

No equity awards were outstanding as of the year ended December 31, 2010.

Option Exercises

During our Fiscal year ended December 31, 2010 there were no options exercised by our named officers.

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our board of directors.

We have determined that none of our directors are independent directors, as that term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years, is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Compensation Committee Interlocks and Insider Participation

During 2010, we did not have a compensation committee or another committee of the board of directors performing equivalent functions. Instead the entire board of directors performed the function of compensation committee. Our board of directors approved the executive compensation, however, there were no deliberations relating to executive officer compensation during 2010.

Compensation Committee Report

None.

Family Relationships

There are no family relationships between any of our directors, executive officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of our outstanding common stock by each person or group known by us to own beneficially 5% or more of our voting stock and ownership of our management.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Except as indicated by footnote, the persons named in the table below have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them.  The percentage of beneficial ownership is based on 20,647,000 shares of common stock outstanding as of August 18 , 2011.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Donald G. Bauer Edmonton, Alberta	Common	15,685,000		75.96%
Jack Kraus Edmonton, Alberta	Common	100,000		0.48%
Cherry Cai Vancouver, British Columbia	Common	120,000		0.58%
Directors and Officers as a group	Common	15,905,000		77.02%
Secure Luggage Systems Inc.(3)	Common	1,175,000	(2)	5.69%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided .In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding on August 18, 2011. As of August 18, 2011 , there were 20,647,000 shares of our company’s common stock issued and outstanding.

(2)	J,.Kent Stewart has majority voting and dispositive control over securities held by Secure Luggage Systems Inc.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Transactions

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since the year ended December 31, 2010, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last three completed fiscal years.

During the six months ended June, 2011, we were charged $95,275 (June 30, 2010 – $48,000) for management fees by companies owned by our CEO and CFO.

As of June 30, 2011, $Nil (December 31, 2010 - $30,000) was paid and 1,175,000 (December 31, 2010 - Nil) shares of our common stock valued at $235,000 were issued to Secure Luggage Systems per the Exclusive License Agreement for the usage of patents and intellectual property (see Note 10). At the time of the transaction, our President, CEO and director, Donald G. Bauer was the controlling shareholder of Secure Luggage Systems.  On April 28, 2011, Mr. Bauer surrendered his shares in Secure Luggage Systems and, as a result, Secure Luggage Systems is no longer a related party effective April 28, 2011.

Our President and CEO, as well as companies controlled by our CEO (Doane Investments Inc.) and CFO (Chenergy Service Inc.), advanced funds to us for operating expenses and management fees. As at June 30, 2011 and December 31, 2010, the due to related parties balance is $119,224 and $51,548 respectively. The amounts due to related parties are unsecured, non-interest bearing and have no specific terms of repayment.

On November 7, 2010, our company entered into an Exclusive License Agreement with Secure Luggage Systems for a five-year term from signing date of this agreement. Don Bauer, our President and CEO, then owned a  35.4% controlling interest in Secure Luggage Systems. As of April 28, 2011, Mr. Bauer  surrendered his shares in Secure Luggage Systems.

Subsequent to the year end, on February 14, 2011, our company entered into a service agreement with Chenergy Service Inc., a consulting company controlled by our chief financial officer.  Our company agreed to pay Chenergy $1,500 per month for accounting services and $4,000 for management services, of which $2,000 is paid by cash and 10,000 common shares to be issued at $0.20 per share. 120,000 shares over twelve months period from January 1, 2011 through December 31, 2011 for a total value of US$24,000 have been issued and $18,000 is recorded as deferred stock compensation. As of June 30, 2011, we paid $8,695 and accrued $14,748.

Director Independence

We currently act with two directors, consisting of Donald G. Bauer and Jack Kraus. We have determined that our directors are not "independent directors" as defined in NASDAQ Marketplace Rule 4200(a)(15).

We do not have a standing audit, compensation or nominating committee, but our entire board of directors acts in such capacities.  We believe that our members of our board of directors are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have an audit committee because we believe that the functions of an audit committee can be adequately performed by the board of directors. In addition, we believe that retaining an independent director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Delaware law.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REPORTS TO SECURITY HOLDERS

We are subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year. After the effectiveness of this Registration Statement we will continue filing Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K with the Securities and Exchange Commission in order to meet our timely and continuous disclosure requirements. We may also file additional documents with the Commission if they become necessary in the course of our company’s operations.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 begin_of_the_skype_highlightingend_of_the_skype_highlighting. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549, under the Securities Act of 1933 a registration statement on Form S-1 of which this prospectus is a part, with respect to the common shares offered hereby. We have not included in this prospectus all the information contained in the registration statement, and you should refer to the registration statement and our exhibits for further information.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

In the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. You can obtain a copy of the Registration Statement from the Securities and Exchange Commission by mail from the Public Reference Room of the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's telephone number is 1-800-SEC-0330 (1-800-732-0330). These SEC filings are also available to the public from commercial document retrieval services.

You should rely only on the information contained in this prospectus. No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Secure Luggage Solutions Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the Delaware General Corporation Law. Section 145(e) of the Delaware General Corporation Law further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the Delaware General Corporation Law.

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws that will be in effect upon the closing of this offering will further provide for the advancement of expenses to each of our officers and directors.

Our certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the Delaware General Corporation Law, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in said Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The  following  is an  itemized  statement  of  the  expenses  incurred  in connection with this registration statement and the issuance and distribution of the shares of common stock being registered under this  registration  statement. All such expenses will be paid by us.

Securities and Exchange Commission registration fee	$250
Legal fees and expenses	$22,750
Accounting, Auditing fees and expenses	$15,500
Transfer agent fees and expenses	$1,000
Printing, electronic filing and engraving expenses	$500
Total	$40,000

All of the above items are estimates.

RECENT SALES OF UNREGISTERED SECURITIES

During the last three fiscal years we have had the following issuances of unregistered securities:

●	On December 4, 2008, 1,000,000 shares of common stock were approved by the board of the director and issued to the CEO of the Company for his services, valued at $0.001 per share or $1,000.

●	On January 15, 2009, 7,500,000 shares of common stock were approved by the board of the director and issued to the CEO of the Company for his services, valued at $0.001 per share or $7,500.

●	On February 27, 2009, 7,185,000 share of the common stock were approved by the board of the director and issued to the CEO of the Company for cash, valued at $0.001 per share or $7,185.

●
On June 30, 2009, 100,000 shares of the common stock were approved by the board of the director and issued to the Secretary Treasurer of the Company for his services, valued at $0.10 per share or $10,000.

●	On June 30, 2009, 197,000 shares of the common stock were approved by the board of the director for private placements and issued for cash, valued at $0.10 per share or $19,700.

●	On June 30, 2009, 25,000 shares of the common stock were approved by the board of the director and issued to the consultant of the Company for his signing bonus, valued at $0.10 per share or $2,500.

●	During July 2009, 70,000 shares of the common stock were approved by the board of the director for private placements and issued for cash, valued at $0.10 per share or $7,000.

●
During August 2009, 1,400,000 shares of the common stock were approved by the board of the directors for a private placement and issued for cash valued at $0.10 per share or $140,000. The Company paid a commission on the funds raised which amounted to $56,000 in cash and has been deducted as a cost of issuance, pursuant to the agreement.

●	In September and October 2010, per approval of the Company’s board of directors, $231,000 was received for 1,155,000 shares of the common stock of the Company valued at $0.20 per share.

●
In January 2011, the Company received share subscription advances of $35,000 and $5,000 to issue 175,000 and 25,000 shares of the common stock of the Company, respectively for cash valued at $0.20 per share.

●
On February 14, 2011, the Company entered into a service agreement with Chenergy Service Inc. (the “Chenergy”), a company organized under the laws of the Province of British Columbia, effective January 1, 2011. Chenergy is a consulting company controlled by the chief financial officer of the Company.  The Company agreed to pay Chenergy $1,500 per month for accounting services and $4,000 for management services, of which $2,000 is paid by cash and 10,000 common shares to be issued at $0.20 per share. Totaling 120,000 shares over twelve months period from January 1, 2011 through December 31, 2011 for a total value of US$24,000 shall be issued in the entirely no later than February 28, 2011. On February 28, 2011, we issued 120,000 shares at $0.20 per share for corporate accounting and management services to be provided by a related party over a period from January 2011 to December 2011. We have issued all of the shares to one non-US person (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933 .

●
On February 28, 2011, we issued 1,155,000 shares of the common stock of our company at $0.20 per share for the $204,000 share subscription received in September 2011. We have issued all of the shares to non-US persons (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933.

●
On February 28, 2011, we issued 1,175,000 shares of the common stock of our company for the license use right valued at $0.20 per share or $235,000. We have issued all of the shares to one non-US person (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933.

●
Our company also issued 45,000 shares at 0.20 per share or $9,000 for service received in prior year in respect of going public. These shares were issued pursuant to an exemption from registration relying on Section 4(2) of the Securities Act of 1933.

●
On February 28, 2011 we issued 235,000 shares of the common stock of our company for cash valued at $0.20 per share or $47,000. We have issued all of the shares to non-US persons (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation of the Securities Act of 1933.

●
On February 28, 2011, we issued 200,000 shares of the common stock of our company for cash valued at $0.20 per share or $40,000. We have issued all of the shares to non-US persons (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933.

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On February 28, 2011, we issued 120,000 shares of the common stock of our company for services over twelve months valued at $0.20 per share or $24,000. We have issued all of the shares pursuant to an exemption from registration relying on Section 4(2) of the Securities Act of 1933.

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On March 1, 2011, we issued 120,000 shares of the common stock of our Company for services over twelve months valued at $0.20 per share or $24,000. We have issued all of the shares to non-US persons (as that term is defined in Regulation S of the Securities Act of 1933) relying on Regulation S of the Securities Act of 1933.

We relied upon Regulation S and Section 4(2) of the Securities Act of 1933, as amended for the issuances of the above listed securities. Each prospective investor was given a private placement memorandum designed to disclose all material aspects of an investment in us, including the business, management, offering details, risk factors, financial statements and use of funds. The investors were business acquaintances, family members, or friends of, or personally known to, our officers and directors. It is the belief of management that each of the individuals who invested have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment and therefore did not need the protections offered by registering their shares under Securities and Act of 1933, as amended. Each investor completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

EXHIBITS

Exhibit Number	Description
3.1	Certificate of Incorporation (incorporated by reference from our Registration Statement on Form S-1 filed on October 16, 2009)
3.2	Bylaws (incorporated by reference from our Registration Statement on Form S-1 filed on October 16, 2009)
3.3	Certificate of Amendment (incorporated by reference from our Current Report on Form 8-K filed on April 5, 2011)
5.1	Legal Opinion of Macdonald Tuskey
10.1	Agency Fee Agreement with AMF Services Inc. (incorporated by reference from our Registration Statement on Form S-1 filed on October 16, 2009)
10.2	Turner Key Consulting Agreement (incorporated by reference from our Registration Statement on Form S-1 filed on October 16, 2009)
10.3	Air Consult Associates Agreement dated June 29, 2009 (incorporated by reference from our Registration Statement on Form S-1 filed on October 16, 2009)
10.4	Air Consult Associates Agreement dated November 17, 2009 (incorporated by reference from our Registration Statement on Form S-1/A filed on January 8, 2010)
10.5	Consulting Agreement with Moody Capital, LLC and Moody Capital Solutions Inc. dated December 22, 2009 (incorporated by reference from our Registration Statement on Form S-1 filed on April 14, 2010)
10.6	Exclusive License Agreement dated November 7, 2010 (incorporated by reference from our Registration Statement on Form 8-K filed on November 15, 2010)
10.7	Agreement with Chenergy Service Inc. dated February 14, 2011 (incorporated by reference from our Registration Statement on Form 8-K filed on February 17, 2011)
10.8	2011 Stock option plan dated March 31, 2011 (incorporated by reference from our Current Report on Form 8-K filed on April 6, 2011)
10.9	Form of Stock Option Agreement (incorporated by reference from our Current Report on Form 8-K filed on April 6, 2011)
10.10	Share Purchase and Exchange Agreement dated July 18, 2011(incorporated by reference from our Current Report on Form 8-K filed on July 21, 2011)
16.1	Letter to the SEC from Chisholm, Bierwolf, Nilson & Morrill LLC (incorporated by reference from our Registration Statement on Form 8-K filed on August 12, 2010)
23.1	Consent of Chang Lee LLP / Meyers Norris Penny LLP
23.2	Consent of Macdonald Tuskey (incorporated in Exhibit 5.1)

UNDERTAKINGS

The registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, Arizona, on August 18 , 2011.

SECURE LUGGAGE SOLUTIONS INC.

By:	/s/ Donald G. Bauer
Donald G. Bauer
President, Chief Executive Officer, Director (Principal Executive Officer)

By:	/s/ Cherry Cai
Cherry Cai
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Donald G. Bauer	President, Chief Executive Officer, Director (Principal Executive Officer)	August 18, 2011
Donald G. Bauer

/s/ Cherry Cai	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 18, 2011
Cherry Cai

/s/ Jack Kraus	Director	August 18, 2011
Jack Kraus